Exhibit 10.1

AMENDMENT NO. 9 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 9 TO RECEIVABLES PURCHASE AGREEMENT, dated as of August 31, 2022 (this "Amendment"), is by and among Sensient Receivables LLC, a Delaware limited liability company ("Seller"), Sensient Technologies Corporation, a Wisconsin corporation ("STC"), as initial Servicer and as the Performance Guarantor, and (c) Wells Fargo Bank, National Association, a national banking association (together with its successors and assigns, the "Purchaser").

RECITALS

WHEREAS, Seller, the Servicer and the Purchaser are parties to that certain Receivables Purchase Agreement, dated as of October 3, 2016 (as amended prior to the date hereof, the "Existing Purchase Agreement" and, as amended hereby and from time to time hereafter amended, restated or otherwise modified, the "Purchase Agreement"); and

WHEREAS, the parties wish to amend the Existing Purchase Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Purchase Agreement.

2.           Amendments.  As of the Effective Date (hereinafter defined), the Purchase Agreement is amended in accordance with Exhibit A-1 (Redline) hereto:  (a) by deleting all language which appears in strikethrough text on Exhibit A-1 (Redline) and (b) by inserting all language which appears in double-underlined text on Exhibit A-1 (Redline).  For the avoidance of doubt, notwithstanding anything to the contrary contained in any prior amendment or amendments to the Purchase Agreement, the Purchase Agreement set forth in Exhibit A-1 (Redline) hereto and Exhibit A-2 (Clean) hereto reflect the current agreement of the parties hereto as to all of the terms and provisions of the Purchase Agreement as of the Effective Date.

3.          Effect of Amendment.  Except as specifically amended hereby, the Existing Purchase Agreement and all exhibits and schedules attached thereto remains unaltered and in full force and effect, and this Amendment shall not constitute a novation of the Purchase Agreement but shall constitute an amendment thereof.  The Performance Undertaking remains unaltered and in full force and effect and is hereby ratified and confirmed.

4.            Conditions Precedent.  This Amendment shall become effective on the later to occur of (a) the date hereof, and (b) the Business Day on which each of the following conditions precedent has been satisfied (the “Effective Date”):

(i)             Wells shall have received counterparts hereof, duly executed by each of the parties hereto;

(ii)         Wells shall have received counterparts of the Fifth Amended and Restated Fee Letter of even date herewith duly executed by each of the parties thereto, together with payment in full of the upfront amendment fee described in paragraph #1 thereof;

(iii)           Wells shall have received a certificate of the Secretary of the Seller certifying as to the following:

A.         Since October 3, 2016 (the “Closing Date”), there have been no amendments to the Certificate of Formation of the Seller, and no such amendment or other document has been authorized by the Board of Directors of Sensient Receivables LLC or by Sensient Colors LLC, the sole member of Sensient Receivables LLC;

B.            As of the Effective Date, the Seller remains in good standing in the State of Delaware;

C.           Since the Closing Date, there have been no amendments to the Seller’s LLC Agreement or, if there have been, attaching a true and correct copy of the LLC Agreement as so amended;

D.           Attached to such certificate are true and correct copies of resolutions (the “Resolutions”) duly authorized by the Board of Directors of the Seller by unanimous written consent on August 25, 2022, authorizing the execution and delivery of this Amendment and the increase in the Facility Limit contemplated hereby, which Resolutions remain unaltered and in full force and effect as of the Effective Date; and

E.            Attached thereto is a list of certain officers of the Seller who duly hold office on the Effective Date and are authorized on behalf of the Seller to execute this Amendment and the other documents, reports and notices pursuant to the Purchase Agreement, and the signature (or copy thereof) set forth beside each person’s name is genuine.

(iv)          Each of the representations and warranties contained in Section 5 of this Amendment shall be true and correct as of the Effective Date; and

(v)          Payment in full of all reimbursable legal fees and disbursements of the Purchaser’s counsel in connection with the Transaction Documents and this Amendment for which the Seller has been invoiced by Wells.

5.            Representations and Warranties.  After giving effect to this Amendment, each of the Performance Guarantor, Seller and the Servicer hereby represents and warrants to the Purchaser that each of the representations and warranties made by it or on its behalf in the Purchase Agreement or the Performance Undertaking, as applicable, are true and correct, in all material respects, on and as of the date of this Amendment with the same full force and effect as if each of such representations and warranties had been made by it on the date hereof and in this Amendment (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties remain true and correct in all material respects as of such earlier date), and the Performance Undertaking is hereby ratified and confirmed.  The representations and warranties set forth above shall survive the execution of this Amendment.

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6.            CHOICE OF LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW.

7.             CONSENT TO JURISDICTION.  EACH PARTY TO THIS AMENDMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

8.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, THE PURCHASE AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

9.             Binding Effect. Upon execution and delivery of a counterpart hereof by each of the parties hereto, and the satisfaction of the conditions precedent set forth in Section 5 hereof, this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

10.           Legal Fees.  In addition to its obligations under the Purchase Agreement, Seller agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Purchaser, in connection with the negotiation, preparation, execution and delivery of this Amendment within 30 days after receipt of a reasonably detailed invoice therefor.

11.          Counterparts; Severability; Section References. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, PDF, or other electronic transmission shall be effective as delivery of a manually executed counterpart of a signature page to this Amendment.  Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

<Signature pages follow>

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.

SENSIENT RECEIVABLES LLC, AS SELLER

By:	/s/ Lori Magin
Name: Lori Magin
Title: Vice President

SENSIENT TECHNOLOGIES CORPORATION, AS THE SERVICER AND THE PERFORMANCE GUARANTOR

By:	/s/ Amy Agallar
Name: Amy Agallar
Title: Vice President and Treasurer

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WELLS FARGO BANK, NATIONAL ASSOCIATION, AS THE PURCHASER

By:	/s/ Jonathan Davis
Name: Jonathan Davis
Title: Vice President

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EXHIBIT A-1 (REDLINED RPA AS AMENDED)

~~Execution Version Conformed to Reflect~~
Exhibit A-1 [Redlined] to
Amendment ~~Nos~~No. ~~1 through 8~~9

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF OCTOBER  3, 2016

AMONG

SENSIENT RECEIVABLES LLC, AS SELLER,

SENSIENT TECHNOLOGIES CORPORATION, AS THE SERVICER,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS THE PURCHASER

TABLE OF CONTENTS

				Page

ARTICLE I THE PURCHASE FACILITY				1

Section 1.1		Conversion of Purchaser’s Existing 100% Ownership Interest in the Purchased Assets into Undivided Interests		1
Section 1.2		Purchased Assets		1
		(a)	Purchase and Sale of Undivided Interests	1
		(b)	Obligations Not Assumed	2
	~~(c)~~			~~2~~
Section 1.3		Cash Investments		2
Section 1.4		Voluntary Reductions		3
Section 1.5		Mandatory Reductions		3
		(a)	Purchased Assets Coverage Percentage Computation	3
		(b)	Deemed Collections	3
Section 1.6		Amount of Collections		4
Section 1.7		Payment Requirements		4
Section 1.8		Fees ~~4~~		4
Section 1.9		Discount		4
Section 1.10		Voluntary Reductions of the Commitment; Optional Repurchase		4
Section 1.11		Intent of the Parties		4
Section 1.12		Designated Funding Offices		5

ARTICLE II PAYMENTS AND COLLECTIONS				5

Section 2.1		Collections during the Revolving Purchase Period; Reinvestments		5
Section 2.2		Collections During the Liquidation Period		5
Section 2.3		Payment Rescission		6

ARTICLE III REPRESENTATIONS AND WARRANTIES				6

Section 3.1		Representations and Warranties of Seller		6
		(a)	Existence and Power	6
		(b)	Authorization of Sales; No Conflict as to Law or Agreements	7
		(c)	Legal Agreements	~~6~~7
		(d)	Subsidiaries	7
		(e)	Financial Information	7
		(f)	Material Adverse Effect	7
		(g)	Litigation	8
		(h)	Regulation U	8
		(i)	Taxes	8
		(j)	Investment Company Act; Volcker Rule	8
		(k)	Solvency	8
		(l)	Compliance With Laws	~~7~~8
		(m)	Good Title	~~7~~8

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	(n)	Perfection	8
	(o)	Places of Business and Locations of Records	9
	(p)	Collections	9
	(q)	Names	9
	(r)	Ownership of Seller	9
	(s)	Compliance with Credit and Collection Policy	~~8~~9
	(t)	Payments to Applicable Originator	~~8~~9
	(u)	Enforceability of Contracts	9
	(v)	Eligible Receivables	10
	(w)	Anti-Terrorism; Anti-Money Laundering; Anti-Corruption Laws	10
	(x)	Beneficial Ownership Rule	10
Section 3.2	Representations and Warranties of the Servicer		10
	(a)	Existence and Power	~~9~~10
	(b)	Authorization; No Conflict as to Law or Agreements	11
	(c)	Legal Agreements	11
	(d)	Ownership of Seller	11
	(e)	Financial Condition	11
	(f)	Material Adverse Effect	~~10~~11
	(g)	Litigation	~~10~~12
	(h)	Regulation U	12
	(i)	Taxes	12
	(j)	Burdensome Restrictions	12
	(k)	Titles and Liens	12
	(l)	ERISA	~~11~~13
	(m)	Insurance	13
	(n)	Compliance With Laws	13
	(o)	No Contractual Default	13
	(p)	Information	13
	(q)	Collections	13
	(r)	Compliance with Credit and Collection Policy	~~12~~14
	(s)	Anti-Terrorism; Anti-Money Laundering; Anti-Corruption Laws	~~12~~14

ARTICLE IV CONDITIONS OF CLOSING AND CASH INVESTMENTS			14

Section 4.1	Conditions Precedent to Closing		14
Section 4.2	Conditions Precedent to Initial Cash Investment		14
Section 4.3	Conditions Precedent to All Cash Investments and Reinvestments		14

ARTICLE V COVENANTS			15

Section 5.1	Affirmative Covenants of Seller Parties		15
	(a)	Financial Statements	15
	(b)	Other Notices	~~14~~16
	(c)	Electronic Delivery	~~15~~17
	(d)	Compliance with Laws	17
	(e)	Payment of Taxes and Other Claims	18
	(f)	Insurance	~~16~~18
	(g)	Preservation of Legal Existence	~~16~~18

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		(h)	Use of Proceeds	~~16~~18
		(i)	Audits	~~16~~18
		(j)	Keeping and Marking of Records and Books	19
		(k)	Compliance with Contracts and Credit and Collection Policy	~~17~~19
		(l)	Performance and Enforcement of the Sale Agreement and the Performance Undertaking	~~17~~19
		(m)	Ownership	19
		(n)	Separateness	20
		(o)	Collections	20
Section 5.2		Negative Covenants of Seller Parties		21
		(a)	Name Change, Offices and Records	21
		(b)	Change in Payment Instructions to Obligors	21
		(c)	Modifications to Contracts and Credit and Collection Policy	~~19~~21
		(d)	Sales, Liens	~~19~~22
		(e)	Amendment or Termination of Sale Agreement	22
		(f)	Restricted Junior Payments	22
		(g)	Seller Debt	22
		(h)	Sanctions	~~20~~22

ARTICLE VI ADMINISTRATION AND COLLECTION				~~20~~22

Section 6.1		Designation of the Servicer		~~20~~22
Section 6.2		Duties of the Servicer		23
Section 6.3		Collection Accounts and Lock-Box Accounts		~~22~~25
Section 6.4		Collection Notices		~~22~~25
Section 6.5		Responsibilities under Contracts		~~23~~25
Section 6.6		Servicer Reports		~~23~~25
Section 6.7		Servicing Fees		~~23~~26

ARTICLE VII AMORTIZATION EVENTS				~~23~~26

Section 7.1		Amortization Events		~~23~~26
Section 7.2		Remedies		~~26~~29

ARTICLE VIII INDEMNIFICATION				~~26~~29

Section 8.1		Indemnities by Seller		~~26~~29
Section 8.2		Indemnities by Servicer		~~28~~32
Section 8.3~~Increased Cost and Reduced Return 30~~Circumstances Affecting Benchmark Availability ; Change in Legality				33
Section 8.4		[Reserved].		32
	~~(a)~~		~~Change in Law Generally~~	~~30~~
	~~(b)~~		~~Capital Requirements~~	~~30~~
	~~(c)~~		~~Certificates for Reimbursement~~	~~30~~
	~~(d)~~		~~Delay in Requests~~	~~30~~
	~~(e)~~		~~Additional Reserve Costs~~	~~31~~
	~~(f)~~		~~Limitation on Obligations of Seller~~	~~31~~
	~~(g)~~		~~Designation of a Different Funding Office~~	~~31~~
	~~(h)~~		~~LIBOR Market Index Rate Availability~~	~~31~~

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Section ~~8.4~~8.5	Other Costs and Expenses	~~33~~38
Section ~~8.5~~8.6	Taxes	~~33~~38
	(a) Defined Terms	~~34~~38
	(b) Payments Free of Taxes	~~34~~38
	(c) Payment of Other Taxes by Seller	~~34~~39
	(d) Indemnification by Seller	~~34~~39
	(e) Evidence of Payments	~~34~~39
	(f) Status of Purchaser	~~34~~39
	(g) Treatment of Certain Refunds	~~35~~40
Section 8.7	Benchmark Replacement Setting	40
	(a) Benchmark Replacement	40
	(b) [Reserved]	40
	(c) Notices; Standards for Decisions and Determinations	40
	(d) Unavailability of Tenor of Benchmark	41
	(e) Benchmark Unavailability Period	41
	(f) Conforming Changes	41

ARTICLE IX ASSIGNMENTS; PARTICIPATIONS		42

Section 9.1	Assignments	42
Section 9.2	Participations	42
Section 9.3	Pledge to Federal Reserve	43

ARTICLE X GRANT OF SECURITY INTEREST		43

Section 10.1	Grant of Security Interest	43

ARTICLE XI MISCELLANEOUS		43

Section 11.1	Waivers and Amendments	43
Section 11.2	Notices	44
	(a) Generally	44
	(b) Electronic Communications	44
	(c) Use of Platform to Distribute Communications	44

Section 11.3	Setoff	45
Section 11.4	Protection of Ownership and Security Interests	45
Section 11.5	Confidentiality	45
Section 11.6	CHOICE OF LAW	46
Section 11.7	CONSENT TO JURISDICTION	46
Section 11.8	WAIVER OF JURY TRIAL	46
Section 11.9	Integration; Binding Effect; Survival of Terms	46
Section 11.10	Counterparts; Severability; Section References	47
Section 11.11	Patriot Act	47
Section 11.12	Acknowledgement Regarding Any Supported QFCs	~~40~~47

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EXHIBITS AND SCHEDULES

Exhibit I	Definitions

Exhibit II-A	Form of Cash Investment Notice

Exhibit II-B	Form of Reduction Notice

Exhibit III	Seller’s Chief Executive Office, Federal Taxpayer ID Number and Organizational ID Number

Exhibit IV	Collection Accounts, Lock-Boxes and Lock-Box Accounts

Exhibit V	Credit and Collection Policy

Exhibit VI	Form of Servicer Report

Exhibit VII	Form of Performance Undertaking

Schedule A	Closing Documents

Schedule B	Approved Foreign Jurisdictions

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RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT dated as of October 3, 2016, is among:

(a)          Sensient Receivables LLC, a Delaware Limited liability company (“Seller”),

(b)          Sensient Technologies Corporation, a Wisconsin corporation (“STC”), as initial Servicer, and

(c)          Wells Fargo Bank, National Association, a national banking association (together with its successors and assigns, the “Purchaser”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I or, if not defined therein, the meanings assigned thereto in the  Sale Agreement (hereinafter defined).

PRELIMINARY STATEMENTS

(1)          Seller desires to sell and assign undivided interests in its Receivables to the Purchaser from time to time.

(2)          On the terms and subject to the conditions set forth herein, the Purchaser desires to acquire undivided interests in the Receivables from Seller from time to time.

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE PURCHASE FACILITY

 Section 1.1          Conversion of Purchaser’s Existing 100% Ownership Interest in the Purchased Assets into Undivided Interests. At the opening of business on the Second Amendment Effective Date, the Purchaser and Seller hereby agree that the Purchaser’s existing ownership of 100% of the Purchased Assets and its existing non-recourse obligation to pay Seller deferred purchase price therefor shall automatically convert into Undivided Interests in the Purchased Assets with an aggregate outstanding Capital balance equal to $60,000,000, and any deferred purchase price obligation shall be reduced to $0.

Section 1.2            Purchased Assets.

 (a)         Purchase and Sale of Undivided Interests. On the terms and subject to the conditions of this Agreement, on the Closing Date: (i) Seller hereby sells, conveys, transfers and assigns to the Purchaser, a variable undivided percentage interest (each such interest, an “Undivided Interest”) equal to the Purchased Assets Coverage Percentage in all of Seller’s right, title and interest in and to the following: (A) all Receivables existing as of the close  of business on the Business Day prior to the  Closing Date or thereafter arising from time to time prior to the Facility Termination Date, and all rights and payments relating thereto, (B) all Related Security relating thereto, whether existing on the Business Day prior to the Closing Date or thereafter arising from time to time prior to the Facility Termination Date, (C) all Collections thereof, whether existing on the last day of the month then most recently ended or thereafter arising, (D) each Lock-Box and each Lock-Box Account, whether existing on the Closing Date or thereafter arising, and (E) all existing and future proceeds of any of the foregoing (all of the foregoing, collectively, the “Purchased Assets”), and (ii) the Purchaser hereby purchases such Undivided Interests in the Purchased Assets and agrees to pay the purchase price therefor in cash (each, a “Cash Investment”).

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 (b)        Obligations Not Assumed. The foregoing sale, assignment and transfer does not constitute and is not intended to result in any assumption by the Purchaser of any obligation of Seller, any Originator or any other Person under or in connection with the Receivables or any Related Security, all of which shall remain the obligations and liabilities of Seller, such Originator and/or such other Person, as applicable.

 ~~(c)          Not more than one (1) time after October 1, 2021, provided that no Amortization Event or Potential Amortization Event exists and is continuing, Seller (or the Servicer, on Seller’s behalf) may, by written notice to the Purchaser, request an increase in the Commitment and the Facility Limit in an amount not to exceed $35,000,000. Upon receipt of such request, the Purchaser agrees to promptly seek credit approval to increase the Commitment and the Facility Limit in an amount equal the increase requested (such occurrence, an “Increase Event”); provided, however, that nothing herein shall be deemed to constitute a commitment by the Purchaser to provide, or to obtain credit approval to provide, any portion of the requested increase. If the Purchaser notifies the Seller Parties that it has obtained credit approval for all or any portion of the requested increase, the Commitment and the Facility Limit will automatically increase by the approved amount of the requested increase on the first Business Day of the next Calculation Period following delivery to the Seller Parties of written notice of such credit approval.~~

 Section 1.3          Cash Investments.

 (a)          On the terms and subject to the conditions set forth in this Agreement, from time to time prior to the Facility Termination Date: (i) Seller may request that the Purchaser make Cash Investments in Undivided Interests in the Purchased Assets in accordance with Section 1.3(b), and (ii) the Purchaser hereby agrees to make such Cash Investments by wiring the applicable funds to the Facility Account; provided that under no circumstances shall the Purchaser make any Cash Investment if, after giving effect thereto, an Investment Excess would exist and be continuing.

 (b)          The initial request for a Cash Investment hereunder, and each subsequent request for an incremental Cash Investment, may be made on any Business Day prior to the Facility Termination Date upon (i) Seller’s irrevocable written notice in the form of Exhibit II-A hereto (each, a “Cash Investment Notice”) to and received by the Purchaser prior to 12:00 noon (New York time) on the requested Investment Date, specifying: (A) the amount of cash requested to be paid to Seller for such incremental Cash Investment (which shall not be less than US$500,000 or a larger integral multiple of US$100,000), (B) the requested date of such incremental Cash Investment (which shall be a Business Day) and (C) the pro forma calculation of the Purchased Assets Coverage Percentage after giving effect to the increase in the Capital outstanding, and (ii) confirmation of the amount of cash requested in the Cash Investment Notice by entering such amount the Purchaser’s electronic “C.E.O.” portal. If any Cash Investment Notice is received or confirmed after 12:00 noon (New York time) on a Business Day, the

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Purchaser will endeavor to honor such notice on that Business Day but will honor it not later than the next succeeding Business Day.

 Section 1.4          Voluntary Reductions. If at any time Seller shall wish to cause the reduction of Capital (but not to commence the liquidation, or reduction to zero, of the entire Capital), Seller may do so as follows:

 (a)         Seller shall provide the Purchaser and the Servicer with irrevocable prior written notice in the form of Exhibit II-B hereto (each, a “Reduction Notice”) of any proposed reduction of Capital not later than 12:00 noon (New York City time) on the Business Day on which the proposed reduction is to occur (the “Proposed Reduction Date”). Such Reduction Notice shall (i) be prepared in accordance with the most recent Servicer Report, and (ii) designate (A) the Proposed Reduction Date, and (B) the amount of Capital to be reduced (the “Capital Reduction”) which shall be not less than US$500,000; and

 (b)         The Servicer shall cause Collections in excess of the Required Amounts to be set aside until they equal the desired amount of Capital Reduction, and on the Proposed Reduction Date, the Servicer shall wire transfer the funds so set aside to the Purchaser’s Account for application to the outstanding Capital.

 (c)          Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.5           Mandatory Reductions.

 (a)        Purchased Assets Coverage Percentage Computation. The Purchased Assets Coverage Percentage shall be initially computed on the Closing Date. Thereafter, until the Facility Termination Date, such Purchased Assets Coverage Percentage shall be automatically deemed recomputed on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Assets Coverage Percentage shall (until the event(s) giving rise to such Termination Day are satisfied or are waived in accordance with the terms of this Agreement) be deemed to be 100%. The Purchased Assets Coverage Percentage shall become zero when the Final Payout Date has occurred and the Servicer shall have received the accrued Servicing Fee thereon. If on any date of determination, the Purchased Asset Coverage Percentage exceeds 100%, not later than the next Business Day, Seller shall deliver to the Servicer, and the Servicer shall pay to the Purchaser’s Account, the amount necessary to reduce the Purchased Asset Coverage Percentage to 100% or less, and the Purchaser will apply the funds received to the reduction of Capital.

 (b)          Deemed Collections. If on any day a Dilution occurs, Seller shall be deemed to have received a Deemed Collection and such Deemed Collection shall be immediately applied to reduce the Net Pool Balance by the amount of such Deemed Collection. To the extent the effect of such Deemed Collection on the Net Pool Balance shall cause an Investment Excess, Seller shall deliver to the Servicer immediately available funds in an amount equal to the lesser of (i) the sum of all Deemed Collections deemed received by Seller and (ii) an amount necessary to eliminate such Investment Excess, and in each case, the Servicer shall remit the same to the Purchaser’s Account pursuant to this Section 1.5(b) within one (1) Business Day after its receipt thereof, and the Purchaser will apply the funds received to the reduction of Capital.

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 Section 1.6         Amount of Collections.   Notwithstanding any provision of this Agreement to the contrary, failure to have sufficient Collections to make any payment due and payable hereunder shall in no event defer the due date of such payment, and Seller shall remain obligated for the amount of such deficiency.

 Section 1.7          Payment Requirements. All payments in respect of Capital shall be paid to the Purchaser’s Account. One or more Seller Parties shall initiate a wire transfer of amounts to be paid or deposited by it pursuant to any provision of this Agreement no later than 2:00 p.m. (New York City time) on the day when due in immediately available funds. If such amounts are payable to the Purchaser, they shall be paid to the Purchaser’s Account. All computations of Discount and per annum Fees under the Transaction Documents shall be made on the basis of a year consisting of three hundred sixty (360) days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

 Section 1.8           Fees. Seller shall pay to the Purchaser the Fees when and as  required  in accordance with the Fee Letter.

 Section 1.9         Discount. The Capital shall accrue Discount for each  day  at  the  applicable Discount Rate. On each Payment Date, Seller shall pay in arrears to the Purchaser an aggregate amount equal to the accrued and unpaid Discount on its Capital for each day during the Calculation Period (or portion thereof) then most recently ended.

 Section 1.10         Voluntary Reductions of the Commitment; Optional Repurchase.

(a)          Seller may, upon at least five (5) Business Days’ notice to the Purchaser, terminate in whole or reduce in part, the unused portion of the Commitment; provided that each partial reduction of the Commitment shall be in a minimum amount of US$1,000,000 or a larger integral multiple of US$100,000.

(b)          In addition, at any time, Seller shall have the right (after providing at least five (5) Business Days’ prior written notice to the Purchaser) to purchase all, but not less than all, of the Undivided Interests in the Purchased Assets. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such purchase, payable in immediately available funds. Such purchase shall be without representation, warranty or recourse of any kind by, on the part of, or against the Purchaser except for a representation and warranty that the conveyance to the Servicer is being made free and clear of any Lien created by the Purchaser. On the date of purchase of all Undivided Interests in the Purchased Assets by the Servicer pursuant to this Section, the Commitment of the Purchaser shall automatically terminate.

 Section 1.11         Intent of the Parties. The parties to this Agreement intend that the sale, assignment and transfer of Undivided Interests in the Purchased Assets to the Purchaser shall be treated as an interest-bearing loan in an amount equal to the aggregate Capital secured by the Purchased Assets for all purposes including federal, state and local income and franchise tax (in the nature of income tax) purposes. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.

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 Section 1.12         Designated Funding Offices. The Purchaser at its option may make any Cash Investment or otherwise perform its obligations hereunder through any Funding Office (each, a “Designated Funding Office”); provided that any exercise of such option shall not affect the obligation of the Seller Parties to turn over Collections in accordance with the terms of this Agreement. Any Designated Funding Office shall be considered part of the Purchaser; provided that such provisions that would be applicable with respect to Cash Investments actually provided by such Affiliate or branch of the Purchaser shall apply to such Affiliate or branch of the Purchaser to the same extent as the Purchaser.

ARTICLE II
PAYMENTS AND COLLECTIONS

 Section 2.1          Collections during the Revolving Purchase Period; Reinvestments.

(a)          During the Revolving Purchase Period, all Collections and Deemed Collections received by the Servicer shall be administered in accordance with Section 6.2 and shall be held in trust (i) for the payment of the accrued and unpaid Aggregate Unpaids that are then due and owing, (ii) for a Reinvestment as provided in Section 2.1(c), or (iii) for payment to Seller for its own account.

(b)          Capital shall not be payable during the Revolving Purchase Period except to the extent provided in Section 1.4 and Section 1.5.

(c)          On each Business Day during the Revolving Purchase Period, subject to Section 2.1(e) and to Section 4.3, Collections that are not required to be segregated or used to pay Aggregate Unpaids (including, without limitation, Capital payable pursuant to Section 2.1(b)) shall be first, paid to Seller as a Cash Investment in the amount necessary to maintain the current amount of Capital outstanding (such a Cash Investment, a “Reinvestment”), and second, paid to Seller for its own  account.

(d)          On each Payment Date during the Revolving Purchase Period, after deduction of the Servicer’s Servicing Fee from Collections received (or deemed received) during the Calculation Period (or portion thereof) then most recently ended, the Servicer shall deliver to the Purchaser from the Collections received (or deemed received) during such Calculation Period (or portion thereof), an amount equal to the Required Amounts due and owing on such Payment Date. Following the Dominion Date, the Purchaser shall make distributions of the Servicing Fee and other Required Amounts from Collections held by it.

(e)           If, on any Payment Date during the Revolving Purchase Period, there are insufficient Collections to pay all amounts required to be paid pursuant to Section 2.1(b) or Section 2.1(d), as applicable, (i) no Reinvestment shall be made until such amounts have been paid in full, and (ii) Collections to be applied to the Required Amounts shall be applied in the following order of priority:

first, to accrued and unpaid Servicing Fees that are then due and owing to the Servicer if not withheld by the Servicer prior to turnover of the Collections;

second, to out-of-pocket expenses (if any) of the Purchaser that are then due and owing under Section ~~8.4~~8.5;

third, to accrued and unpaid Discount then due and owing, including any previously accrued Discount that remains unpaid; and

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fourth, to all Fees accrued during the Calculation Period (or portion thereof) then most recently ended, plus any previously accrued Fees that remain unpaid.

Section 2.2           Collections During the Liquidation Period.

(a)           On each day during the Liquidation Period, unless the Dominion Date shall have occurred, all Collections shall be administered in accordance with Section 6.2.

(b)          On each Payment Date during the Liquidation Period, unless the Dominion Date shall have occurred, the Servicer shall wire transfer all Collections so held by the Servicer (after deducting its Servicing Fee therefrom) to the Purchaser’s Account for distribution and application in the following order of priority:

first, to the Servicer, in payment of its Servicing Fee to the extent not retained;

second, to the Purchaser, in payment of its out-of-pocket expenses in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, to the extent reimbursable under Section ~~8.4~~8.5 and not otherwise paid by Seller;

third, to the Purchaser, in payment of any accrued and unpaid Discount then due and owing on account of its Capital, including any previously accrued Discount that was not previously paid;

fourth, to the Purchaser, in payment of any Fees accrued during the Calculation Period (or portion thereof) then most recently ended, plus any previously accrued Fees not paid on a prior Payment Date;

fifth, to the Purchaser, in reduction of Capital, until Capital is reduced to $0; and

sixth, if the Aggregate Unpaids have been reduced to zero, to Seller, free and clear of any interest of the Purchaser.

Section 2.3           Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Purchaser the full amount thereof together with any Discount thereon from the date of any such rescission, return or refunding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations   and   Warranties of Seller.Seller hereby represents and warrants to the Purchaser as of the date hereof and as of each Investment Date that:

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(a)         Existence and Power. Seller is a limited liability company duly  organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (a) will not permanently preclude Seller or Servicer from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (b) will not result in any other Material Adverse Effect. Seller has all requisite power and authority, limited liability company or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Transaction Documents.

(b)          Authorization of Sales; No Conflict as to Law or Agreements. The execution, delivery and performance by Seller of the Transaction Documents, the purchases and sales of Receivables hereunder and thereunder, the issuance of the Subordinated Notes and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the equityholder(s) of Seller, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, each of which has been obtained and is in full force and effect except for the filings or notices as may be necessary to perfect the sales to Purchaser pursuant to this Agreement, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to Seller or of the Organizational Documents of Seller, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Seller is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the assets now owned or hereafter acquired by Seller; except, with respect to clauses (i), (ii) and (iv) above, where the failure to so comply with any of the foregoing could not reasonably be expect to have a Material Adverse Effect.

(c)        Legal Agreements. This Agreement and each of the other Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(d)          Subsidiaries. Seller has no Subsidiaries.

(e)        Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information of Seller (other than projections) furnished to the Purchaser and described in Section 5.1(a) have been or will be prepared in accordance with GAAP and do or will present fairly in all material respects the financial condition and results of operations of Seller, as at such dates and for such periods in accordance with GAAP, subject, in the case of unaudited financial statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(f)          Material Adverse Effect. Since the date of Seller’s formation, no event has occurred that would have a Material Adverse Effect.

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(g)          Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller or the assets of Seller before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(h)          Regulation U. Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Purchase will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(i)           Taxes. Seller has paid or caused to be paid to the proper authorities when due all federal and all material state and local Taxes required to be withheld and paid by it. Seller has filed all federal, state and local Tax returns which to the knowledge of the officers of Seller are required to be filed, and Seller has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which Seller has provided adequate reserves in accordance with GAAP and to the extent that nonpayment would not result in a Material Adverse Effect.

(j)          Investment Company Act; Volcker Rule. Seller (i) is not a “covered fund” under the Volcker Rule and (ii) is not required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute (the “’40 Act”). In determining that Seller is not a covered fund, Seller does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the ’40 Act or is  entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under 17 C.F.R. 75.10(c)(8).

(k)          Solvency. Seller is and, upon the making of any purchase under the Sale Agreement or sale under this Agreement, will be, Solvent.

(l)          Compliance With Laws. Seller has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its business or the ownership of its assets and rights, where failure to comply could reasonably be expected to result in a Material Adverse Effect.

(m)         Good Title. Immediately prior to or contemporaneously with each Cash Investment or Reinvestment hereunder, Seller shall be the legal and beneficial owner of all of the existing Receivables and Related Security with respect thereto, free and clear of any Lien except as created by the Transaction Documents and except for Permitted Liens. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s Security Interest in each Receivable, its Collections and the Related Security.

(n)           Perfection. Assuming the filing of the financing statements approved by Seller on the date hereof, this Agreement, together with such financing statements, is effective to create in favor of the Purchaser, a valid and perfected Security Interest in the Collateral, free and clear of any Lien except as created by the Transactions Documents and except for Permitted Liens.
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(o)          Places of Business and Locations of Records. Seller’s principal place of business, chief executive office and the other locations (if any) where its Records are located are at the addresses listed on Exhibit III or such other locations of which the Purchaser has been notified in accordance with Section 5.2(a) in jurisdictions where all action required by Section 12.4(a) has been taken and completed. Seller’s Federal Employer Identification Number and  Organizational Identification Number are correctly set forth on Exhibit III.

(p)         Collections. The conditions and requirements set forth in Section 5.1(p) and Section 6.2 have at all times been satisfied and duly performed in all material respects. Exhibit IV  hereto (as updated from time to time by written notice from the Servicer to the Purchaser), sets forth (i) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts, and (ii) the addresses of all Lock-Boxes, the numbers of all associated Lock-Box Accounts and the name and address of each Collection Bank. To the best of Servicer’s knowledge, no Seller Party or Originator Seller has granted any Person (other than the other Seller Party and the Purchaser) access to or control of any Lock-Box, Lock-Box Account or Collection Account, or the right to take dominion and control of any such Lock-Box, Lock-Box Account or Collection Account at a future time or upon the occurrence of a future event. To the extent that funds other than Collections are deposited into any Collection Account or Lock-Box Account, Seller or the Servicer can promptly trace and identify which funds constitute Collections.

(q)         Names. Except as stated on Exhibit V as amended from time to time upon written notice to the Purchaser provided all necessary UCC financing statements and financing statement amendments are delivered to the Purchaser in connection with such amendments, in the past five (5) years, Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.

(r)          Ownership of Seller. STC owns directly 100% of the issued and outstanding membership interests of Seller, free and clear of any Lien. Seller’s membership interests are validly issued and there are no options, warrants or other rights to acquire membership interests of Seller.

(s)          Compliance with Credit and Collection Policy. Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(t)          Payments to Applicable Originator. With respect to each Receivable, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Sale Agreement is or may be voidable under any section of the Federal  Bankruptcy Reform Code.

(u)          Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

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(v)          Eligible Receivables. Each Receivable included in the Net Pool Balance on a Servicer Report as an Eligible Receivable was an Eligible Receivable as of the last day of the period covered by such Servicer Report, and the Outstanding Balance of each such Eligible Receivable as of the last day of the Calculation Period covered by such Servicer Report was accurately set forth on such Servicer Report.

(w)         Anti-Terrorism; Anti-Money Laundering; Anti-Corruption Laws. Seller is not, nor to its knowledge, is any of its Affiliates (i) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”) or (iii) a Sanctioned Person. No part of the proceeds of any Cash Investment hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including the Purchaser) of any Anti-Terrorism Laws. Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by Seller and its directors, officers, employees and agents in all material respects with Anti-Corruption Laws and applicable Sanctions, and Seller and, to its knowledge, its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(x)          Beneficial Ownership Rule. The Seller is an entity that is organized under the laws of the United States or a state thereof and at least 51 percent of whose common stock or analogous equity interest is owned, directly or indirectly by a Person whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or has been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.

Section 3.2            Representations and Warranties  of  the  Servicer.  The  Servicer  hereby represents and warrants to the Purchaser as of the date hereof and as of the date of each Cash Investment and Reinvestment that:

(a)          Existence and Power. The Servicer and its Subsidiaries are each corporations  or limited liability companies duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (a) will not permanently preclude the Servicer or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (b) will not result in any other Material Adverse Change. The Servicer has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Transaction Documents.

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(b)          Authorization; No Conflict as to Law or Agreements. The execution, delivery and performance by the Servicer of the Transaction Documents to which it is a party, and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the stockholders of the Servicer, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, each of which has been obtained and is in full force and effect, except where the failure to obtain such authorization, consent, approval, order, filing, registration or qualification could not reasonably be expected to have a Material Adverse Effect, (b) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to the Servicer or of the Organizational Documents of the Servicer, except to the extent that any such violation could not reasonably be expect to have a Material Adverse Effect, (c) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Servicer or any Subsidiary is a party or by which it or its properties may be bound or affected, except to the extent that any such breach or default could not reasonably be expect to have a Material Adverse Effect, or (d) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Servicer or any Subsidiary.

(c)          Legal Agreements. This Agreement and the other Transaction Documents to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer, enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(d)          Ownership of Seller. STC owns directly 100% of the issued and outstanding membership interests of Seller, free and clear of any Lien (other than Liens granted in connection with the Senior Credit Agreement).

(e)           Financial Condition. STC has heretofore furnished to the Purchaser the audited consolidated financial statements of STC and its Subsidiaries for the year ended December 31, 2015. Those financial statements fairly present in all material respects the consolidated financial condition of STC on the date thereof and the results of its operations and cash flows for the period then ended, and were prepared in accordance with GAAP. The information, exhibits and reports furnished by the Servicer to the Purchaser, taken as a whole, in connection with the negotiation of or compliance with the Transaction Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(f)           Material Adverse Effect. No event has occurred since December 31, 2015 that could reasonably be expected to have a Material Adverse Effect.

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(g)          Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Servicer, threatened against or affecting the Servicer or any Subsidiary or the properties of the Servicer or any Subsidiary before any court or governmental department,  commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Servicer knows of no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 3.2(e).

(h)         Regulation U. Neither the Servicer nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Cash Investment will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(i)          Taxes. The Servicer and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal and all material state and local Taxes required to be withheld and paid by them. The Servicer and its Subsidiaries have each filed all federal, state and local Tax returns which to the knowledge of the officers of the Servicer or any Subsidiary are required to be filed, and Servicer and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Servicer or applicable Subsidiary has provided adequate reserves in accordance with GAAP and to the extent that nonpayment would not result in a Material Adverse Effect.

(j)          Burdensome Restrictions. Neither the Servicer nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which would reasonably be expected to have a Material Adverse Effect. Neither  the Servicer nor any Subsidiary is a party to any presently effective agreement that, if entered into after the date hereof, (excluding this Agreement) limiting the ability of any Subsidiary to make any payments directly or indirectly to the Servicer, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Servicer.

(k)          Titles and Liens. The Servicer or one of its Subsidiaries has good title to each of the properties and assets material to the operations of the Servicer and its Subsidiaries, taken as a whole, which it purports to own or which are reflected as owned on its books and records, in each case free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by the Credit Agreement and covenants, restrictions, rights, easements and irregularities in title which do not materially interfere with the business or operations of the Servicer and its Subsidiaries taken as a whole.

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(l)           ERISA. The present value of all accumulated benefit obligations under each  Plan (based on assumptions used for purposes of FASB No. 87) did not, as of any January 1, hereafter exceed by more than $20,000,000 the value of the assets of such Plan, and the present value of all accumulated benefit obligations of all under-funded Plans (based on FASB No. 87 assumptions) did not, as of any January 1, hereafter, exceed by more than $20,000,000 the value of the assets of all under-funded Plans, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Servicer or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of the Servicer or any Subsidiary except to the extent that any such circumstance could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Servicer’s financial statements, neither the Servicer nor any Subsidiary has any contingent liability with respect to any post-retirement benefit under a Welfare Plan in excess of $20,000,000, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

(m)        Insurance. The properties of the Servicer and its Subsidiaries are insured with responsible and reputable insurance companies not Affiliates of the Servicer, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Servicer and such Subsidiaries operate.

(n)          Compliance With Laws. The Servicer and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights, where failure to comply would have a Material Adverse Effect.

(o)          No Contractual Default. Neither the Servicer nor any Subsidiary is in violation of any term of any contract, agreement, judgment or decree, the violation of which would (individually or together with all other such violations in existence) have in a Material Adverse Effect.

(p)         Information. No Servicer Report or other written information furnished by the Servicer to the Purchaser for purposes of or in connection with this Agreement and the transactions contemplated hereby, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such information (taken as a whole) not materially  misleading in light of the circumstances under which made (it being recognized by the Purchaser that any projections and forecasts provided by the Servicer are based on good faith estimates and assumptions believed by the Servicer to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results). Each submission of a Servicer Report shall be deemed to be a reaffirmation of the foregoing representation.

(q)          Collections. The conditions and requirements set forth in Section 5.1(p) and Section 6.2 have at all times been satisfied and duly performed in all material respects by Seller or the Servicer. Exhibit IV hereto (as updated from time to time by written notice from the Servicer to the Purchaser), sets forth (i) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts, and (ii) the addresses of all Lock-Boxes, the numbers of all associated Lock-Box Accounts and the name and address of each Collection Bank. To the best of Servicer’s knowledge, no Seller Party or Originator has granted any Person, other than the Seller Parties and the Purchaser, access to or control of any Lock-Box, Lock-Box Account or Collection Account, or the right to take dominion and control of any such Lock-Box, Lock-Box Account or Collection Account at a future time or upon the occurrence of a future event. To the extent that funds other than Collections  of Receivables are deposited into any Collection Account, the Servicer can promptly trace and identify which funds constitute Collections of the Receivables.

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(r)          Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(s)          Anti-Terrorism; Anti-Money Laundering; Anti-Corruption Laws. Neither the Servicer nor any Subsidiary or, to their knowledge, any of their Affiliates (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act (collectively, the “Anti-Terrorism Laws”) or (c) is a Sanctioned Person. No part of the proceeds of any Cash Investment hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including the Purchaser) of any Anti-Terrorism Laws. The Servicer has implemented and maintains in effect policies and procedures designed to ensure compliance by the Servicer, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws and applicable Sanctions, and the Servicer, its Subsidiaries and, to their knowledge, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

ARTICLE IV
CONDITIONS OF CLOSING AND CASH INVESTMENTS

Section 4.1            Conditions  Precedent  to  Closing.  The  effectiveness  of  this  Agreement  is subject to the conditions precedent that (a) the Purchaser shall have received on or before the Closing Date the documents listed on Schedule A hereto, and (b) the Purchaser shall have received all Fees required to be paid on such date pursuant to the terms of the Fee Letter.

Section 4.2            Conditions Precedent to Initial  Cash Investment.  The initial Cash Investment under this Agreement may be made on or after the Closing Date and is subject to the conditions precedent that (a) the conditions in Section 4.1 have been satisfied, and (b) the Purchaser shall have received payment of all expenses required to be paid as of such date pursuant to the terms of this Agreement for which Seller has received an invoice as of the Closing Date.

Section 4.3           Conditions Precedent to All Cash Investments and Reinvestments. Each Cash Investment, including each Reinvestment, shall be subject to the conditions precedent that (a) the Servicer shall have delivered to the Purchaser on or prior to the date of such Investment, in form satisfactory to the Purchaser, all Servicer Reports as due on or before the applicable Investment Date under Section 6.6 within any applicable period of grace unless waived in accordance with this Agreement, (b) the Facility Termination Date shall not have occurred, and (c) on the applicable Investment Date, the following statements shall be true (and acceptance of the proceeds of such Investment shall be deemed a representation and warranty by Seller that such statements are then true):

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(i)          the representations and warranties set forth in Article III are true and correct in all material respects on and as of the Investment Date of such Investments as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;

(ii)          no event has occurred and is continuing, or would result from such Investment, that constitutes an Amortization Event or a Potential Amortization Event; and

 (iii)        no Investment Excess exists or will result from such Investment.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Purchaser), occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Purchaser, which right may be exercised at any time on demand of the Purchaser, to rescind the related Reinvestment and direct Seller to pay to the Purchaser an amount equal to the Collections prior to the Amortization Date that were applied to the affected Reinvestment.

ARTICLE V
COVENANTS

Section 5.1           Affirmative Covenants of Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination or expiration of the Commitment:

(a)          Financial Statements. Each of the Seller Parties will keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP, and the Seller Parties will deliver to the Purchaser:

(i)          As soon as available, and in any event within 90 days after the end of each fiscal year of STC: (A) a copy of the annual audit report of STC and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of STC and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows of STC and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP, and (b) a copy of the unaudited balance sheet of Seller as at the end of such fiscal year and the related statements of income, member’s equity and cash flows of Seller for the fiscal year then ended prepared in accordance with GAAP.

(ii)          As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of STC, the balance sheet of STC and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of STC and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.

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(iii)          A copy of each Compliance Certificate (under and as defined in the Senior Credit Agreement) together with a cover letter authorizing reliance thereon by the Purchaser in its capacity as such.

(b)          Other Notices. The Seller Parties will deliver to the Purchaser:

(i)          Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which STC or any Subsidiary shall file with the SEC or any national securities exchange.

(ii)          Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting STC or any of its Subsidiaries which, if adversely determined, could be reasonably expected to have a Material Adverse Effect or which seek a monetary recovery against STC or any Subsidiary (other than Seller) combined in excess of $10,000,000 or in any amount greater than or equal to $~~15,775~~18,600 against Seller.

(iii)          As promptly as practicable (but in any event not later than five Business Days) after an officer of any Seller Party obtains knowledge of the occurrence of any Potential Amortization Event or Amortization Event, notice of such occurrence, together with a detailed statement by a Responsible Officer of such Seller Party of the steps being taken by such Seller Party to cure the effect of such event.

(iv)          Promptly upon becoming aware of any Reportable Event or the occurrence of a prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, which could reasonably be expected to result in a liability to STC or any Subsidiary other than Seller in excess of (A) $20,000,000 in the case of STC or any Subsidiary other than Seller, or (B) any amount greater than or equal to $~~15,775~~18,600 in the case of Seller, a written notice specifying the nature thereof, what action STC or such Subsidiary, as applicable, has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.

(v)          Promptly upon their receipt, copies of (i) all notices received by STC, any Subsidiary or ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (ii) all notices received by STC, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds (A) $20,000,000 in the case of STC or any Subsidiary other than Seller, or (B) any amount greater than or equal to $~~15,775~~18,600 in the case of Seller.

(vi)         Promptly after the occurrence thereof, notice of any Accounting Practices Change.

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(vii)        Notice of the occurrence of any event or condition that has had a Material Adverse Effect.

 (viii)      Notice of the occurrence of the “Termination Date” under the Sale Agreement.

(ix)       At least ten (10) days prior to any proposed change of the Independent Manager, notice of such proposed change together with a certificate of Seller certifying that the proposed replacement manager satisfies the criteria set forth in the definition of “Independent Manager.”

(x)       Promptly following any change that would result in a change to the status of the Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, the Seller shall execute and deliver to the Purchaser, a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Purchaser.

(xi)        Such other information respecting the Receivables or the financial condition and results of operations of STC or any Subsidiary as the Purchaser may from time to time reasonably request.

 (c)         Electronic Delivery. Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which STC posts such documents, or provides a link thereto on STC’s website on the Internet at the website address of ~~sensient-tech~~sensient.com; or (ii) on which such documents are posted on any Seller Party’s behalf on an Internet or intranet website, if any, to which the Purchaser has access (whether a commercial, third-party website or whether sponsored by the Purchaser); provided that the Seller Parties shall notify the Purchaser (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything herein to the contrary, any financial information, report, proxy statement or other material required to be delivered pursuant to  this Section 5.1 shall be deemed to have been furnished to the Purchaser on the date that such financial information, report, proxy statement or other material is posted to the Securities and Exchange Commission’s website at www.sec.gov.

 (d)        Compliance with Laws. Each of the Seller Parties will comply with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, each of the Seller Parties will (i) ensure, and cause each of its Subsidiaries (if any) to ensure, that no Person who owns a controlling interest in or otherwise controls such Person is or shall be a Sanctioned Person, (ii) not use or permit the use of the proceeds of any Cash Investment or Reinvestment to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause each Subsidiary to comply, with all Anti-Terrorism Laws.

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 (e)          Payment of Taxes and Other Claims. Each of the Seller Parties will and will cause each of its Subsidiaries (if any) to pay or discharge, when due, (i) all Taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (ii) all federal, state and local Taxes required to be withheld by it, and (iii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of such Seller Party or any Subsidiary; provided that neither the Seller Parties nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (A) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which such Person has provided adequate reserves in accordance with GAAP or (B) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of (1) $5,000,000 in the case of STC and any Subsidiary other than Seller, or (2) any amount greater than or equal to $~~15,775~~18,600 in the case of Seller.

 (f)          Insurance. Each of the Seller Parties will, and will cause each of its Subsidiaries (if any) to, obtain and maintain insurance with insurers reasonably believed by such Seller Party or such Subsidiary to be responsible and reputable, in such amounts and against such risks as are consistent with sound business practice.

 (g)         Preservation of Legal Existence. Each of the Seller Parties will preserve and maintain its corporate or limited liability company existence, as applicable, and all of its rights, privileges and franchises.

 (h)        Use of Proceeds. Seller will use the proceeds of each Cash Investment solely (i) to pay for Receivables under the Sale Agreement, (ii) to make permitted payments on the Subordinated Notes, (iii) to make permitted distributions to its member in accordance with the Transaction Documents, and (iv) to pay Seller’s reasonable and necessary operating expenses. Seller will not use  any of the proceeds of the Cash Investments to purchase or carry any “margin stock” (as defined in Regulation U) or to make any acquisition of any corporation, limited liability company or other business entity and will not permit the proceeds of any Cash Investment to be used in a manner inconsistent with the second sentence of Section 3.1(w).

 (i)         Audits. Such Seller Party will, from time to time during regular business hours  as requested by the Purchaser upon not less than ten (10) days written notice and at the sole cost of such Seller Party, permit the Purchaser, or its respective agents or representatives (and shall cause each Originator to permit the Purchaser, or its respective agents or representatives): (i) to examine  and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person during reasonable business hours for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the  Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each such visit, a “Review”); provided that, so long as no Amortization Event has occurred and is continuing, ~~(i) prior to the occurrence of the earlier to occur of an Increase Event as defined in Section 1.2(c) and August 31, 2022, no Reviews will be permitted under this Section 5.1(i) unless the Purchaser (A) pays for the cost of such Review and (B) gives the Seller and the Servicer not less than 90 days’ advance notice of such Review; and (ii) after the occurrence of the earlier to  occur of an Increase Event and August 31, 2022,~~ only one (1) Review (which Review may apply to both Seller and the Servicer) will be permitted under this Section 5.1(i) in any ~~period beginning on October 3, in each year on and after the Closing Date and ending on each anniversary thereof in the succeeding~~calendar year.

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 (j)           Keeping and Marking of Records and Books.

(i)        The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Purchaser notice of any material change in the administrative and operating procedures related to collection procedures, cash application, credit approval, credit memo approval and payment terms.

(ii)         The Servicer will (and will cause each Originator to) (A) on or prior to the Closing Date, include a notation in its master data processing records relating to the Receivables to indicate that the Receivables are “SOLD RECEIVABLES” or mark or program its customer master table so that all reports printed therefrom relating to the Receivables will contain “SOLD RECEIVABLES” in the title of such report, and (B) solely if requested by the Purchaser following the occurrence and during the continuation of an Amortization Event, deliver to the Purchaser all Contracts (and will use best efforts to deliver all multiple originals of any such Contract) relating to the Receivables that are in the Servicer’s possession.

 (k)          Compliance with Contracts and Credit and Collection Policy. The Servicer will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and duties required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

 (l)          Performance and Enforcement of the Sale Agreement and the Performance Undertaking. Seller will perform, and will require each of the Originators to perform, each of its obligations and undertakings under and pursuant to the Sale Agreement. Seller will purchase Receivables under the Sale Agreement in strict compliance with the terms thereof and will diligently enforce the rights and remedies accorded to it as the buyer under the Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Purchaser as assignee of Seller) under the Sale Agreement and the Performance Undertaking as the Purchaser may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement.

 (m)         Ownership. Seller will (or, to the extent required pursuant to the Sale Agreement, will require each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections irrevocably in Seller, free and clear of any Liens other than Liens in favor of the Purchaser, and (ii) establish and maintain, in favor of the Purchaser, a valid and perfected first priority Security Interest in the Collateral to the full extent contemplated herein, free and clear of any Liens other than Liens in favor of the Purchaser (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions) to perfect the Purchaser’s Security Interest in the Collateral and such other action to perfect, protect or more fully evidence the Security Interest of the Purchaser as the Purchaser may reasonably request.

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 (n)          Separateness. Seller acknowledges that the Purchaser is entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each of the Originators and their respective other Affiliates (each, a “Related Entity”). Accordingly, Seller will:

(i)          maintain its books and records and bank accounts separate from those of any other Related Entity;

(ii)          at all times hold itself out to the public and all other Persons as a legal entity separate from its member and any other Person;

 (iii)        have a board of managers separate from that of its member and any other Person;

(iv)        file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

 (v)         conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

 (vi)         maintain separate financial statements;

 (vii)       maintain an arm’s length relationship with each other Related Entity;

(viii)      except as contemplated herein or in any other Transaction Document, not pledge its assets for the benefit of any other Person;

 (ix)        correct any known misunderstanding regarding its separate identity;

(x)          maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(xi)         cause its board of managers to keep minutes of any meetings and actions and observe all other Delaware limited liability company formalities;

 (xii)        not acquire any securities of its member;

(xiii)     act solely in its own name and through its own authorized managers, members, officers and agents, except as expressly permitted under the Transaction Documents; and

(xiv)     cause its managers, officers, agents and other representatives to act at all times with respect to Seller consistently and in furtherance of the foregoing and in the best interests of Seller.

 (o)       Collections. The Seller Parties shall, or will cause the Originators to, direct all Obligors to make payments of the Receivables (i) directly to a Lock-Box that clears through a Lock-Box Account which ~~at all times after November 3, 2016~~ is subject to a Control Agreement, or (ii) directly to a Collection Account which ~~at all times after November 3, 2016~~ is subject to a Control Agreement.

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  Section 5.2          Negative Covenants of Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination or expiration of the Commitment:

 (a)        Name Change, Offices and Records. Seller will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Purchaser at least ten (10) days’ prior written notice thereof and (ii) delivered to the Purchaser all financing statements, instruments and other documents reasonably requested by the Purchaser in connection with such change or relocation.

 (b)        Change in Payment Instructions to Obligors. Except as may be required by the Purchaser pursuant to Section 6.2 from and after the Dominion Date, such Seller Party will not (i) add or terminate any bank as a Collection Bank, (ii) add or terminate any Lock-Box, Lock-Box Account or Collection Account, unless the Purchaser shall have received: (A) at least ten (10) days before the proposed effective date therefor, written notice of such addition, termination or change, together with an updated version of each of Exhibit III to the Sale Agreement and Exhibit IV to this Agreement, (B) with respect to the addition of a Collection Account, Lock-Box or Lock-Box Account, an  executed Control Agreement (or an executed amendment to an existing Control Agreement) with respect to the new Collection Account , Lock-Box or Lock-Box Account prior to depositing any Collections therein, and (C) concurrently with or promptly after termination of any Collection Account, Lock-Box or Lock-Box Account, an executed amendment to the applicable Control Agreement reflecting the terminated Collection Account’s, Lock-Box’s or Lock-Box Account’s deletion. In addition, except as may be required by the Purchaser pursuant to Section 6.2(d) from and after the Dominion Date, such Seller Party will not make any change in the instructions to any Obligor as to where payments on the Receivables should be made; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing  Collection Account or Lock-Box Account that is subject to a Control Agreement.

 (c)         Modifications to Contracts and Credit and Collection Policy. The Servicer will not make any change to the Credit and Collection Policy that could reasonably be expected to adversely impact the Receivables in any material respect without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed but which, may be conditioned upon changes in one or more ratios, reserves or Concentration Limits contained in this Agreement to the extent they are impacted by such change). Except as provided in Section 6.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the payment terms of any Receivable or any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy.

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 (d)         Sales, Liens. Other than pursuant to the Transaction Documents, Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box, Lock-Box-Account or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Purchaser provided for herein), and Seller will defend the right, title and interest of the Purchaser in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.

 (e)         Amendment or Termination of Sale Agreement. Seller will not amend, modify, waive any provision of or terminate the Sale Agreement or send any termination notice to any Originator in respect thereof without the prior written consent of the Purchaser.

 (f)          Restricted Junior Payments. After the occurrence and during the continuance of any Amortization Event, Seller will not make any Restricted Junior Payment while any Aggregate Unpaids remain outstanding.

 (g)        Seller Debt. Except as contemplated by the Transaction Documents, Seller will not incur or permit to exist any Debt or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue, unless such overdue accounts payable are disputed and being contested in good faith.

 (h)          Sanctions. Seller will not, directly or indirectly, use the proceeds of any Cash Investment, or lend, contribute or otherwise provide such proceeds to any Affiliate, joint venture partner or other individual or entity, to fund activities of or business with any individual or entity in a Sanctioned Country, or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as the Purchaser or otherwise, of Sanctions.

ARTICLE VI
ADMINISTRATION AND COLLECTION

 Section 6.1           Designation of the Servicer.

 (a)          The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 6.1. STC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time after the occurrence and during the continuance of an Amortization Event resulting from an action or inaction of, or circumstance existing with respect to, the Servicer (each, a “Servicer Termination Event”), the Purchaser may at any time, upon written notice to the current Servicer and Seller, designate as the Servicer any Person to succeed STC or any successor Servicer.

 (b)          STC may delegate to its Subsidiaries, including the Originators, as sub-servicers of the Servicer (each such Subsidiary, a “Sub-Servicer”), certain of its duties and responsibilities as the Servicer hereunder in respect of the Receivables; provided that STC remains liable for the performance or nonperformance of the duties and responsibilities of the Servicer. Without the prior written consent of the Purchaser, the Servicer shall not be permitted to delegate any of its duties or responsibilities as the Servicer to any Person other than (i) the Originators, and (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. None of the Sub-Servicers shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by STC. If at any time following the occurrence of a Servicer Termination Event, the Purchaser shall designate as the Servicer any Person other than STC, all duties and responsibilities theretofore delegated by STC to any of the Sub-Servicers shall automatically be terminated.

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 (c)         Notwithstanding the foregoing subsection (b), (i) the Servicer shall be and remain primarily liable to the Purchaser for the full and prompt performance of all duties and responsibilities of the Servicer hereunder in accordance with the terms hereof and (ii) the Purchaser shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Purchaser shall not be required to give notice, demand or other communication to any Person other than the Servicer in order for communication to the Servicer and the Sub-Servicers or other delegate with respect thereto to be accomplished.  The  Servicer, at all times that it is the Servicer, shall be responsible for providing any Sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

 Section 6.2           Duties of the Servicer.

 (a)         The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II., and shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside and hold in trust for the account of Seller and the Purchaser their respective shares of the Collections in accordance with Article II. Provided the  Dominion Date has not occurred, the Servicer shall, upon the request of the Purchaser, segregate, in a manner acceptable to the Purchaser, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Purchaser such allocable share of Collections of Receivables set aside for the Purchaser on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(b)          The Servicer shall direct all Obligors to make payments of the Receivables (i) directly to a Lock Box that clears through a Lock-Box Account which at all times after No vember 3, 2016 is subject to a Control Agreement; or (ii) directly to a Collection Account or Lock-Box Account which, at all times after November 3, 2016 is subject to a Control Agreement. If, notwithstanding the foregoing, any Obligor makes payment to any Seller Party or Originator, Seller or the Servicer, as the case may be, agrees to remit, or to cause the applicable Originator to remit, any Collections (including any security deposits applied to the Outstanding Balance of any Receivable) that it receives on Receivables directly to a Collection Account or Lock-Box Account that, at all times after November 3, 2016 is subject to a Control Agreement, within two (2) Business Days after receipt thereof, and further agrees that all such Collections shall be deemed to be received in trust for the Purchaser; provided that prior to the Dominion Date, Seller or the Servicer may retain such Collections until required to be turned over to  the Purchaser on the next Payment Date.

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 (c)         The Servicer (and from and after the Dominion Date, the Purchaser) shall administer the Collections in accordance with the procedures described herein and in Article II. Subject to the last sentence of this Section 6.2(c), the Servicer (and from and after the Dominion Date, the Purchaser) shall hold in trust for the account of Seller and the Purchaser their respective shares of the Collections in accordance with Article II. From and after the Dominion Date, to the extent any Collections come into the possession of the Servicer, the Servicer shall, upon the request of the Purchaser, segregate, in a manner acceptable to the Purchaser, all such Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II to the extent of any accrued and unpaid Aggregate Unpaids, and the requirement to continue such segregation shall continue until the Amortization Event giving rise to the Dominion Date is waived in the sole discretion of the Purchaser. Subject to Section 2.2, at all times while the Servicer is required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Purchaser such allocable share of Collections of Receivables set aside for the Purchaser on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer. Notwithstanding anything in this Agreement to the contrary, for so long as the Purchaser is not permitted to and has not requested the segregation of Collections in accordance with this Section 6.2(d) and STC or one of its Affiliates is the Servicer, the Servicer may process Collections as a part of a central cash management system maintained by STC and its Affiliates, which system shall include written records (which may be electronic) of all debits and credits attributable to Seller and its Receivables and all other participants in such system and, prior to the Dominion Date, such funds may be commingled with other funds of STC and its Affiliates.

 (d)          The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Purchaser under this Agreement. Notwithstanding anything to the contrary contained herein, following the occurrence and during continuation of an Amortization Event, the Purchaser shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Defaulted Receivable or to foreclose upon or repossess any Related Security to the extent not in contravention of the related Contracts or applicable law.

 (e)         The Servicer shall hold in trust for Seller and the Purchaser all Records in its possession that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables. Following the occurrence and  during the continuance of an Amortization Event, the Servicer shall (A) as soon as practicable upon demand of the Purchaser, deliver or make available to the Purchaser all such Records, at a place selected by the Purchaser, and (B) two (2) Business Days following receipt thereof, turn over (1) to Seller any cash Collections or other cash proceeds in accordance with Article II and (2) to the applicable Person any cash collections or other cash proceeds received with respect to Debt not constituting Receivables. The Servicer shall, from time to time at the request of the Purchaser, furnish to the Purchaser (not later than two (2) Business Days after any such request) a calculation of the amounts set aside for the Purchaser pursuant to Article II.

 (f)          If any payment by an Obligor in respect of any indebtedness owed by it to an Originator or Seller has not been applied to the applicable Invoice within 30 days after its receipt, such payment shall, as between such Originator or Seller and the Purchaser, except as otherwise specified by such Obligor or otherwise required by Contract or law and unless otherwise instructed by the Purchaser, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

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 Section 6.3          Collection Accounts and Lock-Box Accounts.  ~~On or before November 3, 2016,~~ Seller has either (a) granted to the Purchaser “control” (within the meaning of the UCC) over each Collection Account and Lock-Box Account, or (b) obtained such “control” over each Collection Account or Lock-Box Account from the applicable Originator and assigned its “control” rights to the Purchaser and obtained the Collection Bank’s acknowledgement of such assignment in the applicable Control Agreement.

 Section 6.4          Collection  Notices.  The  Purchaser  is  authorized  to deliver to the Collection  Banks the Collection Notices at any time after the occurrence and during the continuance of an Amortization Event. Subject to the terms of the applicable Control Agreement,  ~~on  or  before  November 3, 2016,~~ the applicable Originator or Seller will transfer to the Purchaser exclusive “control” over each Collection Account or Lock-Box Account identified on Exhibit IV hereto; provided, however, that the Seller Parties shall retain the right to direct dispositions of funds from the Collection Accounts and Lock-Box Accounts prior to the Dominion Date. Each of the Seller Parties hereby authorizes the Purchaser, and agrees that the Purchaser shall be entitled (a) at any time after delivery of the Collection Notices, to endorse the applicable Seller Party’s (or the applicable Originator’s) name on checks and other instruments representing Collections, (b) at any time after an Amortization Event hereunder has occurred and is continuing, to enforce the Receivables, the related Contracts and the Related Security, and (c) at any time after an Amortization Event hereunder has occurred and is continuing, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Purchaser rather than the Seller Parties or the Originators.

 Section 6.5         Responsibilities under Contracts. Anything herein  to  the  contrary notwithstanding, the exercise by the Purchaser of its rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchaser shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller or any Originator.

 Section 6.6           Servicer Reports.

 (a)         On each Monthly Reporting Date, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Purchaser, (i) a Servicer Report for the calendar  month (or portion thereof) then most recently ended in the form of Exhibit VI hereto (appropriately completed and executed), and (ii) an electronic file of the data contained therein.

 (b)         At such times as the Purchaser shall reasonably request, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) five (5) Business Days after such request a listing by Obligor of all Receivables together with an aging of such Receivables.

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 Section 6.7         Servicing Fees. In consideration of STC’s agreement to act as the Servicer hereunder, so long as STC shall continue to perform as the Servicer hereunder, STC shall be paid a fee (the “Servicing Fee”) on each Payment Date, in arrears for the immediately preceding Calculation Period, equal to 1.0% per annum of the aggregate Outstanding Balance of all Receivables as of the first day of such period. The Servicer shall retain the payment of the Servicing Fee from Collections held on behalf of Seller pursuant to Section 2.1. At any time while the Servicer is not an Affiliate of Seller, the Servicing Fee shall be computed at such rate per annum as the Purchaser, Seller and the substitute the Servicer may mutually agree.

ARTICLE VII
AMORTIZATION EVENTS

 Section 7.1           Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

 (a)         (i) Default in the payment of any Capital when it becomes due and payable and the continuance of such default under this clause (i) for one (1) Business Day; or (ii) default in the payment of any Required Amounts when the same become due and payable and the continuance of such default under this clause (ii) for five (5) Business Days.

 (b)         Default in the performance, or breach, of any covenant or agreement on the part of any Seller Party contained in any of Sections 5.1(b)(iii), 5.1(b)(viii), 5.1(g) and 5.2.

 (c)          Default in the performance, or breach, of any covenant or agreement of any of the Seller Parties or the Performance Guarantor in this Agreement or any other Transaction Document to which such Person is a party (excluding any covenant or agreement which is specifically addressed elsewhere in this Section 7.1), and the continuance of such default or breach for a period of thirty (30) days after the earlier to occur of (i) notice from the Purchaser of such non-performance or non-observance, or (ii) the date on which a Responsible Officer of such Seller Party or the Performance Guarantor has knowledge of such non-performance or non-observance.

 (d)        Any representation or warranty made by any Seller Party or the Performance Guarantor in this Agreement or any other Transaction Document to which such Person is a party, or in any certificate, instrument, report or statement contemplated by or made or delivered pursuant to or in connection herewith or therewith, shall prove to have been incorrect in any material respect when made.

 (e)         Any Transaction Document or any material provision thereof shall for any reason cease to be valid and binding on any Seller Party or the Performance Guarantor party thereto or any Seller Party or the Performance Guarantor shall assert that any Transaction Document is not enforceable in accordance with its terms.

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 (f)          (i) STC shall breach any of the Financial Covenants; or (ii) a default under any agreement relating to any item of Total Funded Debt of the Servicer or any Subsidiary (other than under any of the Transaction Documents and other than a default described in clause (i) of this Section 7.1(f)) or under any indenture or other instrument under which any such agreement has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such agreement if the effect of such default is to cause or to permit the holder of such item of Total Funded Debt (or trustee or agent on behalf of such holder) to cause such item of Total Funded Debt to come due prior to its stated maturity (or to cause or to permit the counterparty in respect of a Swap Contract to elect an early termination date in respect of such Swap Contract); provided, however, that no Amortization Event shall be deemed to have occurred under this clause (ii) of Section 7.1(f) if the aggregate amount owing as to all such items of Total Funded Debt as to which such defaults have occurred and are continuing is less than $25,000,000; provided, further, that if such default shall be cured by STC or such Subsidiary, or waived by the holders of such items of Total Funded Debt or counterparties in respect of such Swap Contracts, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture, other instrument, or Swap Contract, then the Amortization Event hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.

 (g)         Any of the Seller Parties shall be adjudicated as bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or any of the Seller Parties shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Seller Party, and such appointment shall continue undischarged for a period of 60 days; or any of the Seller Parties shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any of the Seller Parties and shall continue undischarged for 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any of the Seller Parties and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within 60 days after its issue or levy.

 (h)         A petition shall be filed by any of the Seller Parties under the United States Bankruptcy Code naming such Seller Party as debtor; or an involuntary petition shall be filed against any of the Seller Parties under the Federal Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the Federal naming any of the Seller Parties as debtor.

 (i)          A Change of Control shall occur with respect to any of the Seller Parties.

 (j)         The rendering against any of the Seller Parties of a final non-appealable judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $5,000,000 in the case of the Servicer or is greater than or equal to $~~15,575~~18,600 in the case of Seller, and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

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 (k)         Any Plan shall have been terminated as a result of which the Servicer or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $20,000,000; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to any of the Seller Parties in excess of $20,000,000, or any of the Seller Parties or ERISA Affiliate shall have incurred withdrawal liability in excess of $20,000,000 in respect of any Multiemployer Plan; or any of the Seller Parties or any ERISA Affiliate shall have incurred any joint and several liability to the Internal Revenue Service or the Department of Labor, or any of the Seller Parties shall have incurred any other liability to the Internal Revenue Service or the Department of Labor, in excess of $20,000,000 with respect to any Plan; or any Reportable Event that the Purchaser may determine in good faith could reasonably be expected to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, and which, in any such case, could reasonably be expected to result in liability to any of the Seller Parties or any ERISA Affiliate in excess of $20,000,000, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Servicer and the Purchaser; provided, however, that no Amortization Event shall be deemed to have occurred under this paragraph unless such event or events describe in this paragraph (either individually or together) with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

 (l)          Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the Assets of the Servicer and its Subsidiaries.

 (m)        As at the end of any calendar month:

(i)           the average of the Delinquency Ratios for the three months then most recently ended shall exceed 6.0%;

(ii)          the average of the Default Ratios for the three months then most recently ended shall exceed 7.0%; or

(iii)         the average of the Dilution Ratios for the three months then most recently ended shall exceed 5.0%.

 (n)         Either (i) the “Termination Date” under and as defined in the Sale Agreement shall occur or (ii) any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Sale Agreement, provided, however, that upon thirty (30) days’ prior written notice, any Originator may cease to sell or contribute Receivables to Seller (and otherwise cease to be a party) under the Sale Agreement without causing an Amortization Event under this Agreement if such Originator has consolidated or merged with or into (or otherwise sold all or substantially all of its Assets to) another Originator.

 (o)         The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall contest in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

 (p)         The Internal Revenue Service shall file notice of a lien with respect to an amount in excess of $1,000,000 pursuant to Section 6323 of the Code with regard to any of the Receivables or Related Security and such lien shall not have been released or fully-secured with cash pledged to Seller (and collaterally assigned to the Purchaser pursuant to this Agreement) within thirty (30) days.

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 (q)          The Pension Benefit Guaranty Corporation shall file notice of a lien with respect to an amount in excess of $1,000,000 pursuant to Section 4068 of ERISA with respect to any of the Receivables or Related Security and such Lien shall not have been released or fully-secured with cash pledged to Seller (and collaterally assigned to the Purchaser pursuant to this Agreement) within thirty (30) days.

 Section 7.2         Remedies. Upon the  occurrence  and  during  the  continuation  of  an  Amortization Event, the Purchaser may take any of the following actions: (i) upon notice to the Seller Parties, declare the Amortization Date to have occurred, whereupon Cash Investments shall cease and the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 7.1(g) or 7.1(h), the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (ii) deliver the Collection Notices, and (iii) if any Aggregate Unpaids remain outstanding thirty (30) days after the occurrence of the Amortization Date, unless a Seller Party has already done so, notify Obligors of the Purchaser’s interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Purchaser otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative. For the avoidance of doubt, the occurrence of the Amortization Date shall result in the termination of Cash Investments under this Agreement, and, although it may change the handling and application of Collections pursuant to Article II, shall not accelerate or permit the Purchaser to accelerate, the due date for any amount payable under any Receivable or under the Transaction Documents.

ARTICLE VIII
INDEMNIFICATION

 Section 8.1          Indemnities by Seller. Without limiting any other rights that the Purchaser may have hereunder or under applicable law, Seller hereby agrees to indemnify the Purchaser and each officer, director, employee and agent of the Purchaser (herein individually each called an “Indemnified Party” and collectively called the “Indemnified Parties”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and liabilities (all of the foregoing being herein called the “Indemnified Amounts”) incurred by an Indemnified Party in connection with or arising out of the execution or delivery of any of the Transaction Documents or the making of any Cash Investment pursuant hereto, the performance by the parties to any Transaction Document of their respective obligations thereunder or the use of the proceeds of any Cash Investment hereunder, excluding, however, in each of the foregoing instances:

(A)          Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted solely from the gross negligence or willful misconduct on the part of the applicable Indemnified Party;

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(B)          Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible solely on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(C)         Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim);

provided, however, that nothing contained in this Section shall limit the liability of Seller or limit the recourse of the Purchaser to Seller for amounts otherwise specifically provided to be paid by Seller under the terms of the Transaction Documents. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to Seller) relating to or resulting from:

(i)           any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)          the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)         any failure of any Seller Party or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document to which it is a party;

(iv)          any environmental liability, products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)          any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

 (vi)        the commingling of Collections of Receivables at any time with other funds;

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(vii)       any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Cash Investment, the ownership of the Receivables or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)       any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

 (ix)        any Amortization Event described in Section 7.1(g) or (h);

(x)          any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Lien (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by it of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)         any failure to vest and maintain vested in the Purchaser a valid and perfected ownership interest or a first priority perfected Security Interest in the Collateral, free and clear of any Lien (except as created by the Transaction Documents);

(xii)        the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, whether on the date hereof or at any subsequent time, except to the extent such failure or delay is caused by the Purchaser;

(xiii)      any action or omission by any Seller Party which reduces or impairs the rights of the Purchaser with respect to any Collateral or the value of any Collateral (other than at the direction of the Purchaser and except as contemplated by the Transaction Documents);

(xiv)       any attempt by any Person to void any Cash Investment or the Security Interest in the Collateral granted hereunder, whether under statutory provision, common law or equitable action; and

(xv)        the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

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 Section 8.2         Indemnities by Servicer.   Without limiting any other rights that the Purchaser   may have hereunder or under applicable law, the Servicer hereby agrees to indemnify the Purchaser and each officer, director, employee and agent of the Purchaser (herein individually each called a “Servicer Indemnified Party” and collectively called the “Servicer Indemnified Parties”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and liabilities (all of the foregoing being herein called the “Servicer Indemnified Amounts”) incurred by a Servicer Indemnified Party in connection with the performance by the Servicer pursuant to any Transaction Document of its obligations thereunder, excluding, however, in each of the foregoing instances:

 (A)        Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted solely from the gross negligence or willful misconduct on the part of the applicable Servicer Indemnified Party;

 (B)         Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible solely on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

 (C)         Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim);

provided, however, that nothing contained in this Section shall limit the liability of the Servicer or limit the recourse of the Purchaser to the Servicer for amounts otherwise specifically provided to be paid by the Servicer under the terms of the Transaction Documents. Without limiting the generality of the foregoing indemnification, the Servicer shall indemnify the Servicer Indemnified Parties for Servicer Indemnified Amounts relating to or resulting from:

 (i)         any representation or warranty made by the Servicer (or any officers of the Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

 (ii)         the failure by the Servicer to comply with any applicable law, rule or regulation with respect to the servicing of any Receivable or Contract related thereto;

 (iii)        any failure of the Servicer to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document to which it is a party;

 (iv)         the commingling of Collections of Receivables by the Servicer at any time with other funds of the Servicer;

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(v)          any Amortization Event described in Section 7.1(g) or (h) with respect to the Servicer;

(vi)          any action or omission by the Servicer which reduces or impairs the rights of the Purchaser with respect to any Receivable or the value of any Receivable (other than at the direction of the Purchaser and except as contemplated by the Transaction Documents);

(vii)        any attempt by the Servicer to void any Cash Investment or the Security Interest in the Receivables and Related Security granted hereunder, whether under statutory provision, common law or equitable action; and

(viii)       the failure of any Receivable included by the Servicer in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

~~Section 8.3 Increased Cost and Reduced Return.~~

Section 8.3           ~~(a)~~ Circumstances Affecting Benchmark Availability ; Change in ~~Law Generally~~Legality.

~~. If any Change in Law binding on or applicable to the Purchaser shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Purchaser (except any reserve requirement reflected in the LIBOR Market Index Rate); (ii) subject the Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on the Cash Investments, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on the Purchaser or the London interbank market any other condition, cost or expense (other than any taxes) affecting this Agreement or the Cash Investments; and the result of any of the foregoing shall be to increase the cost to the Purchaser of making or maintaining any Cash Investment (or of maintaining its obligation to make any Cash Investment),or to reduce the amount of any sum received or receivable by the Purchaser hereunder (whether of principal, interest or any other amount) then, upon written request of the Purchaser that complies with Section 8.3(c) below, Seller shall promptly pay to the Purchaser such additional amount or amounts as will compensate the Purchaser for such additional costs incurred or reduction suffered.~~

 ~~(b) Capital Requirements. If the Purchaser determines that any Change in Law affecting the Purchaser or any Funding Office of the Purchaser or its holding company regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on the Purchaser’s capital or on the capital of the Purchaser’s holding company as a consequence of this Agreement, the Commitment or the Cash Investments to a level below that which the Purchaser or its holding company could have achieved but for such Change in Law (taking into consideration the Purchaser’s policies and the policies of its holding company with respect to capital adequacy or liquidity), then from time to time within ten (10) Business Days following written request of the Purchaser that complies with Section 8.3(c) below, Seller shall promptly pay to the Purchaser such additional amount or amounts as will compensate the Purchaser or its holding company for any such reduction suffered.~~

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~~(c) Certificates for Reimbursement. Any request from the Purchaser for payment of additional amounts pursuant to Section 8.3(a) or (b) shall include certification (i) that one of the events described in Section 8.3(a) or (b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the reduction of the rate of return on capital resulting from such event and (iii) as to the additional amount or amounts requested by the Purchaser and a reasonably detailed explanation of the calculation thereof. A certificate of the Purchaser complying with the immediately preceding sentence and setting forth the amount or amounts necessary to compensate the Purchaser or its holding company, as the case may be, as specified in Section 8.3(a) or (b) and delivered to Seller shall be conclusive absent manifest error. Seller shall pay the Purchaser the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Notwithstanding the foregoing, the Purchaser shall not make demand for payment of increased costs under this Section 8.3 unless the Purchaser is generally imposing such increased costs on its similarly situated customers.~~

~~(d) Delay in Requests. Failure or delay on the part of the Purchaser to demand compensation pursuant to this Section shall not constitute a waiver of the Purchaser’s right to demand such compensation; provided that Seller shall not be required to compensate  the Purchaser pursuant to this Section 8.3 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Purchaser notifies Seller of the Change in Law giving rise to such increased costs or reductions and of the Purchaser’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).~~

~~(e) Additional Reserve Costs. For so long as the Purchaser is required to make special deposits with the Bank of England and/or The Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England, the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the computation of the LIBOR Market Index Rate) in respect of any of the Cash Investments, the Purchaser shall be entitled to require Seller to pay, contemporaneously with each payment of Discount subject to such requirements, additional discount on such Investment at a rate per annum specified by the Purchaser to be the cost to the Purchaser of complying with such requirements in relation to such Investment. Any additional discount owed pursuant to this subsection shall be determined in reasonable detail by the Purchaser, which determination shall be conclusive absent manifest error, and notified to Seller at least five (5) Business Days before each date on which Discount is payable for the applicable Investment, and such additional Discount so notified to Seller by the Purchaser shall be payable to the Purchaser on each date on which Discount is payable for such Investment.~~

~~(f) Limitation on Obligations of Seller. Notwithstanding anything to the contrary in this Section 8.3, if the Purchaser changes its applicable Funding Office (other than (i) pursuant to Section 8.3(g) below or (ii) after an Amortization Event under Section 7.1(a), (g) or (h) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause Seller to become obligated to pay any additional amount or compensation under this Section 8.3, Seller shall not be obligated to pay such additional amount.~~

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~~(g) Designation of a Different Funding Office. If the Purchaser requires Seller to pay any additional amount to the Purchaser or any Governmental Authority for the account of the Purchaser pursuant to Section 8.5, or requests compensation under this Section 8.3, then the Purchaser shall use reasonable efforts to designate a different Funding Office for funding or booking the Cash Investments hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.5 or this Section 8.3, as the case may be, in the future and (ii) would not subject the Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Purchaser. Seller hereby agrees to pay all reasonable costs and expenses incurred by the Purchaser in connection with any such designation or assignment.~~

~~(h) LIBOR Market Index Rate Availability.~~ Subject to Section ~~8.3(f), if the Purchaser determines that, by reason of circumstances affecting the relevant market~~8.7, in connection with any ~~Cash~~request for any Investment ~~Notice that (i) United States Dollar deposits are not being offered to banks in the London interbank market for the applicable amount of such Investment’s Capital and as a result, the LIBOR Market Index Rate cannot be determined as provided in the definition thereof, (ii) adequate and reasonable~~accruing Discount at a rate based on Daily One Month Term SOFR or a conversion to or continuation thereof or otherwise, if for any reason (i) the Purchaser shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ~~determining the LIBOR Market Index Rate~~ascertaining Daily One Month Term SOFR with respect to a proposed ~~Cash~~ Investment~~, or (iii) the LIBOR Market Index Rate with respect to a proposed Cash Investment~~ or any portion of Capital, as applicable, accruing Discount by reference to Daily One Month Term SOFR on any day or (ii) the Purchaser shall determine (which determination shall be conclusive and binding absent manifest error) that Daily One Month Term SOFR does not adequately and fairly reflect the cost to the Purchaser of ~~funding such Cash~~making or maintaining any such Investment or portion of Capital, as applicable, on any day, then, in each case, the Purchaser shall promptly ~~so notify~~give notice thereof to the Seller. ~~Thereafter, the~~Upon notice thereof by the Purchaser to the Seller, any obligation of the Purchaser to make ~~or maintain Cash~~ Investments ~~at LMIR~~accruing Discount at a rate based on Daily One Month Term SOFR and any right of the Seller to convert or continue any Investment or portion of Capital, as applicable, as an Investment or portion of Capital, as applicable, accruing Discount at a rate based on Daily One Month Term SOFR, shall be suspended (~~as set forth in the immediately following sentence with respect to pending or outstanding Investments~~to the extent of the affected Investment or portion of Capital, as applicable) until the Purchaser revokes such notice. Upon receipt of such notice, (~~a~~A) the Seller may revoke any pending request for ~~a Cash~~the making of, conversion to or continuation of an Investment or portion of Capital, as applicable, accruing Discount at ~~the LMIR~~a rate based on Daily One Month Term SOFR (to the extent of the affected Investment or portion of Capital, as applicable) or, failing that, the Seller will be deemed to have converted any such request into a request for ~~a Cash~~the making of or conversion to an Investment or portion of Capital, as applicable, accruing Discount at the Alternate Base Rate in the amount specified therein and (~~b~~B) any outstanding ~~Cash Investments~~affected Investment or portion of Capital, as applicable, will be deemed to have been immediately converted into an Investment or portion of Capital, as applicable, accruing Discount at ~~the LMIR shall automatically switch to Cash Investments accruing Discount at~~ the Alternate Base Rate~~, on the first day of the next succeeding calendar month~~ with respect to any Investment or portion of Capital, as applicable, accruing Discount at a rate based on Daily One Month Term SOFR.

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 (b)         If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Purchaser (or any of its Funding Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for the Purchaser (or any of its Funding Offices) to honor its obligations hereunder to make or maintain any Investment accruing Discount at a rate based on Daily One Month Term SOFR, or to determine or charge Discount based upon SOFR, the Term SOFR Reference Rate or Daily One Month Term SOFR, the Purchaser shall promptly give notice to the Seller (an “Illegality Notice”). Thereafter, until the Purchaser notifies the Seller that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Purchaser to make any Investment accruing Discount at a rate based on Daily One Month Term SOFR and any right of the Seller to convert any request for an Investment to an Investment accruing Discount at a rate based on Daily One Month Term SOFR, shall be suspended and (ii) if necessary to avoid such illegality, the Purchaser shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”.  Upon receipt of an Illegality Notice, the Seller shall, if necessary to avoid such illegality, upon demand from the Purchaser, prepay or, if applicable, convert all affected Investments or portions of Capital, as applicable, to an Investment or portion of Capital, as applicable, accruing Discount at the Alternate Base Rate (in each case, if necessary to avoid such illegality, the Purchaser shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”) with respect to any Investment or portion of Capital, as applicable, accruing Discountt at a rate based on Daily One Month Term SOFR, on the last day of the Discount Period therefor, if the Purchaser may lawfully continue to maintain such Investment or portion of Capital, as applicable, accruing Discount at a rate based on Daily One Month Term SOFR to such day, or immediately, if the Purchaser may not lawfully continue to maintain such Investment or portion of Capital, as applicable, accruing Discount at a rate based on Daily One Month Term SOFR, as applicable, to such day.

~~If, in any applicable jurisdiction, the Purchaser or any Designated Funding Office determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Purchaser or its applicable Designated Funding Office to (i) perform any of its obligations hereunder or under any other Transaction Document, (ii) to fund or maintain the Cash Investments or (iii) issue, make, maintain, fund or charge Discount with respect to any Cash Investment such Person shall promptly notify the Seller, then, upon the Purchaser notifying Seller, and until such notice is revoked, any obligation of the Purchaser or such Designated Funding Office to issue, make, maintain, fund or charge interest with respect to any such Investment shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, Seller shall, (A) promptly repay that Investment or other applicable Aggregate Unpaids arising after the Purchaser has notified Seller or, if earlier, the date specified by the Purchaser in the notice delivered to Seller (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.~~

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~~(i) Benchmark Replacement Setting~~[Reserved].

~~(i)        Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event, an Other Benchmark Rate Election or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New  York  City  time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchaser without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document.~~

~~Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; provided that this paragraph shall not be effective unless the Purchaser has delivered to the Seller Parties a Term SOFR Notice. For the avoidance of  doubt,  the Purchaser shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.~~

~~(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, in consultation with Seller, the Purchaser will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document,  any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.~~

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~~(iii) Notices; Standards for Decisions and Determinations. The Purchaser will promptly notify the Seller Parties of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Other Benchmark Rate Election or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement and (C) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Purchaser pursuant to this Section 8.3(i), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be  made  in  its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 8.3(i).~~

 Section 8.5          ~~Section 8.4~~ Other Costs and Expenses. Seller shall pay (a) all reasonable out-of-pocket expenses incurred by the Purchaser (including the reasonable fees, charges and disbursements of counsel for the Purchaser), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all out-of-pocket expenses incurred by the Purchaser (including the fees, charges and disbursements of counsel to the Purchaser ) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, including its rights under this Section.

 Section 8.6           ~~Section 8.5~~ Taxes.

 (a)          Defined Terms. For purposes of this Section ~~8.5~~8.6, the term “applicable law” includes FATCA.

 (b)          Payments  Free of Taxes.Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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 (c)         Payment of Other Taxes by Seller. Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Purchaser, timely reimburse it for the payment of, any Other Taxes.

 (d)        Indemnification by Seller. Seller will indemnify the Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Recipient or required to be withheld or deducted from a payment to the Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by the Purchaser shall be conclusive absent manifest error.

 (e)         Evidence of Payments. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section ~~8.5~~8.6, Seller shall deliver to the Purchaser the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Purchaser.

 (f)          Status of Purchaser. (i) If the Purchaser is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, it shall deliver to the Seller, at the time or times reasonably requested by the Seller, such properly completed and executed documentation reasonably requested by the Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Seller, the Purchaser shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller as will enable the Seller to determine whether or not such the Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section ~~8.5~~8.6(f)(ii) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

 (ii) If a payment made to the Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Purchaser shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with its obligations under FATCA and to determine that the Purchaser has complied with the Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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The Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so.

 (g)         Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section ~~8.5~~8.6 (including by the payment of additional amounts pursuant to this Section ~~8.5~~8.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 8.7           Benchmark Replacement Setting.

 (a)       Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Purchaser and the Seller may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the applicable Benchmark Transition Start Date.

 (b)         [Reserved].

 (c)        Notices; Standards for Decisions and Determinations. The Purchaser will promptly notify the Seller of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Purchaser will promptly notify the Seller of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 8.7(d). Any determination, decision or election that may be made by the Purchaser pursuant to this Section 8.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 8.7.

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 (d)        Unavailability of Tenor of Benchmark. Notwithstanding anything to  the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR or Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Purchaser in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Purchaser may modify the definition of “Discount Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Purchaser may modify the definition of “Discount Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

 (e)         Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any request for a conversion to or continuation of Investments to be made, converted or continued during such Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for a conversion under the Alternate Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

 (f)        Conforming Changes. In connection with the use or administration of any Benchmark Replacement, the Purchaser will have the right to make Conforming Changes from time to time that do not materially alter the Benchmark Replacement compared to general market practice and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Purchaser will promptly notify the Seller of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark Replacement.

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ARTICLE IX
ASSIGNMENTS; PARTICIPATIONS

 Section 9.1          Assignments. The Purchaser may assign all or any part  of  its  rights  and  obligations hereunder to an Eligible Assignee with, unless an Amortization Event exists and is continuing, the prior written consent of Seller which consent shall not be unreasonably withheld, pursuant to an assignment and assumption agreement reasonably acceptable to the Purchaser and such Eligible Assignee. After giving effect to such assignment and assumption, the term “Purchaser” shall be deemed to refer to the assigning Purchaser and, to the extent of such assignment, to such Eligible Assignee, and the assigning Purchaser shall be released from its Commitment to the extent of such assignment.

 Solely in the event the Purchaser makes an assignment, the Purchaser shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain at one of its offices a register for the recordation of the name and address of each assignee of the Purchaser and the amount of the Commitment of the Purchaser and each such assignee, and the invested Capital amount of the Purchaser and each such assignee from time to time (the “Register”). The entries in the Register shall  be conclusive absent manifest error, and the Seller and the Purchaser shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as the Purchaser hereunder to the extent of such assignment for all purposes of this Agreement. The Register shall be available for inspection by the Seller at any reasonable time upon reasonable prior notice.

 Section 9.2           Participations.  The  Purchaser may  at any  time, without  the consent  of, or  notice to, Seller, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or Seller or any of Seller’s Affiliates or Subsidiaries (each, a “Participant”) in all or a portion of the Purchaser’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Cash Investments); provided that (A) the Purchaser’s obligations under this Agreement shall remain unchanged, (B) the Purchaser shall remain solely responsible to Seller for the performance of such obligations and (C) Seller and the Purchaser shall continue to deal solely and directly with each other in connection with such Purchaser’s rights and obligations under this Agreement.

 If the Purchaser sells a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each Participant and the amounts of each Participant’s participation interest in the Undivided Interests and any accrued Discount thereon (the “Participant Register”); provided that that the Purchaser shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s participation interest in the Commitment or in the Undivided Interests) to any Person except to the extent that such disclosure is necessary to establish that such participation interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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 Section 9.3          Pledge to Federal Reserve. The Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Purchaser to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for the Purchaser as a party hereto.

ARTICLE X
GRANT OF SECURITY INTEREST

 Section 10.1        Grant  of  Security  Interest.  In addition to the interests which the Purchaser   may from time to time acquire pursuant hereto, Seller hereby grants to the Purchaser (and the Indemnified Parties and Servicer Indemnified Parties claiming through the Purchaser) a continuing Security Interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, all Related Security, all Collections and other rights and payments relating to such Receivables and Related Security, in each case, whether now existing or hereafter arising, and all proceeds of any of the foregoing (collectively, the “Collateral”), to secure the prompt and complete payment of the Aggregate Unpaids, Indemnified Amounts and the performance of all of Seller’s obligations under the Transaction Documents. The Purchaser is hereby authorized to file a financing statement naming Seller as the debtor and/or Seller and describing the collateral covered thereby as “all assets and the proceeds thereof, whether now existing or hereafter arising.” The Purchaser shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE XI MISCELLANEOUS

Section 11.1          Waivers and Amendments.

 (a)          No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

 (b)        No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 11.1(b). This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed by Seller, the Servicer and the Purchaser.

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Section 11.2         Notices.

 (a)        Generally. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv~~)~~transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth below its signature line hereto; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (w) the date received if delivered personally, (x) five business days after the date of posting, if delivered by mail, (y) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (z) the date of transmission if delivered by telecopy, except that Cash Investment Notices shall not be effective as to the Purchaser until received by the Purchaser.

 (b)         Electronic Communications. Notices and other communications to the Purchaser hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Purchaser. The Purchaser or Seller may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Purchaser otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

 (c)          Use of Platform to Distribute Communications. The Purchaser may make any material delivered by Seller to the Purchaser, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to Seller, or any other materials or matters relating to any Transaction Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Purchaser by posting such notices on the Platform. Seller acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Purchaser nor  any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Purchaser and its Affiliates expressly disclaim  with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Purchaser or any of its Affiliates in connection with the Platform.

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 Section 11.3         Setoff. If an Amortization Event shall have occurred and be continuing, the Purchaser and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Purchaser or any such Affiliate to or for the credit or the account of Seller against any and all of the obligations of Seller now or hereafter existing under this Agreement or any other Transaction Document to the Purchaser or its respective Affiliates, irrespective of whether or not the Purchaser or such Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such obligations of Seller may be contingent or unmatured or are owed to a branch, office or Affiliate of such Purchaser different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Purchaser and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Purchaser or its respective Affiliates may have. The Purchaser agrees to notify Seller promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The provisions of this Section 11.3 shall not be construed to apply to any payment made by Seller pursuant to and in accordance with the express terms of this Agreement.

 Section 11.4         Protection of Ownership and Security Interests.

 (a)          Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be reasonably necessary or desirable, or that the Purchaser may reasonably request, to perfect, protect or more fully evidence the Purchaser’s ownership of the Receivables or its Security Interest in the Collateral, or to enable the Purchaser to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Purchaser may direct Seller or the Servicer to notify the Obligors of Receivables, at Seller’s expense, of the ownership or Security Interests of the Purchaser under this Agreement, and if such notification is not made within thirty (30) days after the Purchaser has so directed Seller and the Servicer, the Purchaser may make such notification. Seller or the Servicer (as applicable) shall, at the Purchaser’s ~~or the Purchaser’s~~ request, withhold the identity of the Purchaser in any such notification.

 (b)         If any Seller Party fails to perform any of its obligations hereunder, the Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section ~~8.4~~8.5.

 Section 11.5         Confidentiality. The Purchaser shall keep  confidential  (and  cause  their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Seller Parties and their Subsidiaries to the Purchaser (the “Disclosed Information”). Notwithstanding the foregoing, the Purchaser may disclose Disclosed Information (a) to its permitted assigns; (b) to any Affiliate of the Purchaser in connection with the transactions contemplated hereby, provided that such Affiliate has been informed of the confidential nature of such information; (c) to legal counsel, accountants and other professional advisors to the Purchaser; (d) to any regulatory body having jurisdiction over the Purchaser (including in connection with a pledge or assignment permitted by Section 9.3); (e) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (f) to the extent such Disclosed Information (i) becomes publicly available other than as a result of a breach of this Agreement, (ii) becomes available to the Purchaser on a non-confidential basis from a source other than a Seller Party or a Subsidiary, or (iii) was available to the Purchaser on a non-confidential basis prior to its disclosure to the Purchaser by a Seller Party or a Subsidiary; (g) to the extent a Seller Party or such Subsidiary shall have consented to such disclosure in writing; (h) to the extent reasonably deemed necessary by the Purchaser in the enforcement of the remedies of the Purchaser provided under the Transaction Documents; or (i) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Purchaser under this Section 11.5.

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 Section 11.6        CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE PURCHASER’S SECURITY INTEREST IN THE COLLATERAL OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

 Section 11.7      CONSENT TO JURISDICTION. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY  JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE PURCHASER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

 Section 11.8        WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

 Section 11.9          Integration; Binding Effect; Survival of Terms.

 (a)         This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

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 (b)         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

 (c)          This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article VIII, and Sections 11.5 through and including 11.8 shall be continuing and shall survive any termination of this Agreement.

 Section 11.10       Counterparts; Severability; Section References. This Agreement may be  executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. To the fullest extent permitted by applicable law, delivery of an executed counterpart of a signature page of this Agreement  by telefacsimile or electronic image scan transmission (such as a “pdf” file) will be effective to the same extent as delivery of a manually executed original counterpart of this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

 Section 11.11      Patriot Act. The Purchaser hereby notifies Seller and the Servicer that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Seller Parties, the Originators and their respective Subsidiaries, which information includes the name and address of the Seller Parties, the Originators and their respective Subsidiaries and other information that will allow the Purchaser to identify such parties in accordance with the Patriot Act.

 Section 11.12     Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

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In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

<Balance of page intentionally left blank>

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 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

SENSIENT RECEIVABLES LLC, AS SELLER

By:
Name:
Title:

Address for Notices:

777 E. Wisconsin Avenue, Suite 1100
Milwaukee, WI 53202
Attention: ~~Kim Chase~~Amy Agallar
Phone: 414-347-3972
Fax: 414-347-3785
Email: ~~kim.chase@sensient.com~~amy.agallar@sensient.com

SENSIENT TECHNOLOGIES CORPORATION, AS THE SERVICER

By:
Name:
Title:

Address for Notices:

777 E. Wisconsin Avenue, Suite 1100
Milwaukee, WI 53202
Attention: ~~Kim Chase~~Amy Agallar
Phone: 414-347-3972
Fax: 414-347-3785
Email: ~~kim.chase@sensient.com~~amy.agallar@sensient.com

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WELLS FARGO BANK, NATIONAL ASSOCIATION, AS THE PURCHASER

By:
Name:
Title:

Address for Notices:

1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attn:			Bria Brown
Phone:	(708) ~~508-~~	508-2145
Fax:	(855) 818-1934
Email:			Bria.Brown@wellsfargo.com

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Section 1.1.

EXHIBIT I
DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement, are used with the meanings attributed thereto in the Sale Agreement.

Except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person (other than Seller) shall be deemed to include such Person’s successors and assigns, and (ii) to any law, agreement, statute or contract specifically defined or referred to in this Agreement shall be deemed references to such law, agreement, statute or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof. The words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and references to “Article,” “Section,” “paragraph,” “Exhibit,” “Schedule” and “Appendix” are references to this Agreement unless otherwise specified. Whenever the context so requires, words importing any gender include the other gender.  Any of the defined terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference; the singular includes the plural and the plural includes the singular. The word “or” shall not be exclusive.

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned them in conformity with GAAP. All terms used in Article 9 of the UCC and not specifically defined in this Agreement shall be defined herein and in the Transaction Documents as such terms are defined in the UCC as in effect in the State of New York. Each reference to this Agreement, any other Transaction Document, or any other agreement shall be a reference to such agreement together with all exhibits, schedules, attachments and appendices thereto, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof. References to “writing” include facsimile, printing, typing, lithography, PDF and other means of reproducing words in a tangible visible form including computer-generated information accessible in tangible visible form. References to “written” include faxed, printed, typed, lithographed, scanned and other means of reproducing words or symbols in a tangible visible form consistent with the preceding sentence. The words “including,” “includes” and “include” shall be deemed to be followed by the  words “without limitation”.

Unless otherwise expressly provided herein, any period of time ending on a day which is not a Business Day shall end on the next succeeding Business Day. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

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In addition, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounting Practices Change” means any change in a Seller Party’s accounting practices that is required under the standards of the Financial Accounting Standards Board or is inconsistent with the accounting practices applied in the financial statements of such Seller Party referred to in Section 4.5.

“Adjusted Daily One Month Term SOFR” means, for purposes of any calculation, the rate per annum equal to the sum of (a) the Daily One Month Term SOFR on such day, plus (b) the Term SOFR Adjustment; provided that if Adjusted Daily One Month Term SOFR as so determined shall ever be less than the Floor, then Adjusted Daily One Month Term SOFR shall be deemed to be the Floor.

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. Unless otherwise specified, “Affiliate” means an Affiliate of STC or a Subsidiary.

“Aggregate Unpaids” means, at any time, the sum of the aggregate Capital and all Required Amounts.

“Agreement” means this Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Allowable Percentage” means, with respect to any Approved Foreign Jurisdiction, the percentage on Schedule B hereto next to such Approved Foreign Jurisdiction’s name and tier; provided, however, that the Purchaser may reduce or eliminate any such percentage upon not less than 10 Business Days’ written notice to the Seller.

“Alternate Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the ~~sum of (a) the higher as of such day of (i) the Prime Rate, or~~ highest of:

(a) the Prime Rate;

(b)           ~~(ii) one-half of one percent (~~0.50%) per annum above the latest Federal Funds Rate~~, plus (b) in each of the foregoing cases, the Applicable Margin. For purposes of~~

~~determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.~~; and

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(c)             1.00% per annum above Adjusted Daily One Month Term SOFR.

“Amortization Date” means the earliest to occur of (a) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 7.1(g) or (h), (b) the Business Day specified in a written notice from the Purchaser following the occurrence and during continuation of any other Amortization Event, and (c) the date which is five (5) Business Days after the Purchaser’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Section 7.1.

“Anti-Corruption Laws” means “means all laws, rules, and regulations of any jurisdiction applicable to the Servicer or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Applicable Number” means, for any month, the number set forth in column B in the table below opposite the applicable Current Receivables-to-Sales Ratio:

CURRENT RECEIVABLES-TO-SALES RATIO	APPLICABLE NUMBER
< 2.0	4.5
≥ 2.0 but < 2.5	5.0
≥2.5 but <3.0	5.5
≥3.0	6.0

“Approved Foreign Jurisdiction” means a country listed on Schedule B hereto which has an Allowable Percentage greater than 0%.

“Approved Foreign Obligor” means an Obligor that is resident in an Approved Foreign Jurisdiction that (i) is not a Sanctioned Person nor invoiced at an address in a Sanctioned Country, (ii) is not an Affiliate of any Originator or the Performance Guarantor, (iii) is not a government or a governmental subdivision or agency.

“Approved Limit” means, for each Approved Foreign Jurisdiction on any date of determination, an amount equal to the product of the applicable Allowable Percentage multiplied by the total Outstanding Balance of all Receivables at such time.

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“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if ~~the then-current~~such Benchmark is a term rate, any tenor for such Benchmark (or ~~(y) otherwise, any payment period for interest or Yield calculated with reference to such Benchmark, as applicable,~~component thereof) that is or may be used for determining the length of an interest ~~payment~~ period ~~or tenor~~ pursuant to this Agreement ~~as of such date~~or (y) otherwise, any payment period for Discount calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is removed from the definition of “Discount Period” pursuant to Section 8.7(d).

“Benchmark” means, ~~initially, 1-month USD LIBOR~~as of August 31, 2022, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event, or a Term SOFR Transition Event, ~~an Early Opt-in Election, or an Other Benchmark Rate Election,~~ as applicable, and its related Benchmark Replacement Date have occurred with respect to ~~1-month USD LIBOR~~the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section ~~8.3(i)~~8.7.

~~“Benchmark Replacement” means , for any Available Tenor,~~

~~(a)          with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Purchaser for the applicable Benchmark Replacement Date:~~

~~(1)          the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;~~

~~(2)          the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;~~

~~(3)~~          “Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (A) the alternate benchmark rate that has been selected by the Purchaser and the Seller ~~as the replacement for the then-current Benchmark for the applicable Corresponding Tenor~~  giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement ~~for~~to the then-current Benchmark for ~~Dollar-denominated bi-lateral commercial loan or trade receivables securitization~~Dollar denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; ~~or~~provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

~~(b)          with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; and~~

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~~(c)          with respect to any Other Benchmark Rate Election, the sum of: (i) the  alternate benchmark rate that has been selected by the Purchaser and Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated bi-lateral trade receivables securitization facilities at such time, and (ii) the related Benchmark Replacement Adjustment; provided that, (i) in the case of clause (a)(1), if the Purchaser decides that Term SOFR is not administratively feasible for the Purchaser, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Purchaser in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) or clause (c) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.~~

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement ~~for any applicable period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(1)~~         , ~~for purposes of clauses (a)(1), (a)(2) and (b) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points);~~

~~(2)          for purposes of clause (a)(3) of the definition of “Benchmark Replacement,”~~ the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Purchaser and the Seller giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date~~ or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such ~~Available Tenor of such~~ Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated ~~bi-lateral trade receivables securitization~~syndicated credit facilities~~; and~~.

~~(3)          for purposes of clause (c) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Purchaser and Seller giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated bi-lateral trade receivables securitization facilities;~~

~~provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 8.3(i)(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.~~

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~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to  the definition of “Base Rate,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Purchaser decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Purchaser in a manner substantially consistent with market practice (or, if the Purchaser decides that adoption of any portion of such market practice is not administratively feasible or if the Purchaser determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Purchaser decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).~~

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

~~(1)~~          (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

~~(2)~~          in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

~~(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;~~

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~~(3)          in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Purchaser has provided the Term SOFR Notice to the Seller Parties pursuant to Section 8.3(i)(iii); or~~

~~(4)         in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or such Other Benchmark Rate Election is provided to the Servicer.~~

For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~ the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) ~~above~~ with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

~~“Benchmark Transition Event”~~ “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the ~~FRB~~Board of Governors of the Federal Reserve System Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)          a public statement or publication of information by ~~the regulatory supervisor for~~or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are ~~no longer representative~~not, or as of a specified future date will not be, representative or  in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

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For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means ~~(1) In~~, in the case of a Benchmark Transition Event, the earlier of (~~A~~a) the applicable Benchmark Replacement Date and (~~B~~b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) ~~and (2) in the case of an Early Opt-in Election, the date proposed by the Purchaser and agreed to by the Seller~~.

“Benchmark Unavailability Period” means~~, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent  that LIBOR has not been replaced with a Benchmark Replacement,~~ the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced ~~LIBOR~~the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section ~~8.3(i)(i)~~8.7 and (y) ending at the time that a Benchmark Replacement has replaced ~~LIBOR~~the then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Transaction Document in accordance with Section ~~8.3(i)(i)~~8.7.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Business Day” means ~~(a) for all purposes other than as set forth in clause (b) below,~~ any day (other than a Saturday, Sunday or ~~legal holiday~~other day on which banks in ~~California, Georgia, Missouri, New York and Wisconsin are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Cash Investment accruing Discount at the LMIR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.~~New York City are authorized or required by law to close.

“Calculation Period” means a calendar month.

“Capital” of any Cash Investment means, at any time, (A) the amount of cash paid by the Purchaser on the applicable Investment Date minus (B) the sum of the aggregate amount of Collections and other payments received by the Purchaser which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

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“Capital Reduction” has the meaning specified in Section 1.4(a).

“Cash Investment” has the meaning set forth in Section 1.2(a).

“Cash Investment Notice” has the meaning set forth in Section 1.3(b).

“Certification of Beneficial Owner(s)” means a certificate in form and substance satisfactory to the ~~Administrative Agent~~Purchaser regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Rule.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law, but excluding any non-binding recommendation of any Governmental Authority) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (as defined below), shall, in each case, be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued. “Basel III” means, collectively, those certain Consultative Documents issued by the Basel Committee of Banking Supervisors of the Bank for International Settlements entitled “Strengthening the Resilience of the Banking Sector” issued December 17, 2009, “International Framework for Liquidity Risk Measurement, Standards and Monitoring” issued December 17, 2009, “Countercyclical Capital Buffer Proposal” issued July 16, 2010 and “Capitalization of Bank Exposures to Central Counterparties” issued December 20, 2010.

“Change of Control” means:

(a)          ~~(b)~~ with respect to the Servicer or the Performance Guarantor, either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the then outstanding voting capital stock of such corporation; or (ii) a change in the composition of the Governing Board of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such Governing Board;

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(b)          ~~(c)~~ with respect to any Originator or Sub-Servicer, the Performance Guarantor ceases to hold, directly or indirectly, beneficially and of record, 100% of the securities of such Person entitled to vote for members of its Governing Board; or

(c)          ~~(d)~~ with respect to Seller, the Performance Guarantor or the Servicer ceases to hold, directly or indirectly, directly or indirectly, beneficially and of record, 100% of the securities of such Person entitled to vote for members of its Governing Board.

As used in this definition, “continuing directors” means, as of any date, (1) those members of the Governing Board of the Performance Guarantor or the Servicer who assumed office prior to such date, and (2) those members of the Governing Board of the Performance Guarantor or the Servicer who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.

“Charged-Off Receivable” means a Receivable: (a) as to which the Servicer has received notice or a Responsible Officer is otherwise aware that the Obligor thereof has taken any action, or suffered any event to occur, of the type described in the definition of “Event of Bankruptcy” (as if references to Seller Party therein refer to such Obligor); (b) which, consistent with the Credit and Collection Policy, would be written off the Servicer’s books as uncollectible; or (c) which has been identified by the Servicer as uncollectible.

“Closing Date” means October 3, 2016.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” has the meaning specified in Section 10.1.

“Collection Account” means each concentration account, depositary account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV hereto.

“Collection Bank” means, at any time, any bank at which a Collection Account or a Lock-Box Account is maintained.

“Collection Notice” means, with respect to a Control Agreement, a notice given by the Purchaser to the related Collection Bank in substantially the form prescribed by or attached to such Control Agreement pursuant to which the Purchaser exercises its exclusive right to direct the disposition of funds on deposit in the applicable Collection Account(s) in accordance with such Control Agreement.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Discount, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

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“Commitment” means the commitment of the Purchaser to make Cash Investments from time to time, in an amount not to exceed ~~in the aggregate the amount $30,000,000~~$85,000,000 in aggregate amount at any one time outstanding, as such amount may be modified in accordance with the terms hereof.

“Communication” has the meaning set forth in Section 11.2(c).

“Compliance Certificate” means a certificate in substantially the form of Exhibit V hereto, or such other form as the Servicer and the Purchaser may from time to time agree upon in writing, executed by a Responsible Officer of the Servicer, (a) setting forth relevant facts in reasonable detail the computations as to whether or not the Servicer is in compliance with the requirements set forth in the Financial Covenants, (b) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year-end audit adjustments, and (c) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default (each, under and as defined in the Senior Credit Agreement) or any Amortization Event or Potential Amortization Event hereunder not theretofore reported or remedied and, if so, stating in reasonable detail the facts with respect thereto.

“Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for such Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings):

S&P RATING	MOODY’S RATING	ALLOWABLE % OF ELIGIBLE RECEIVABLES
A-1+	P-1	15.00%
A-1	P-1	12.00%
A-2	P-2	9.00%
A-3	P-3	6.00%
Below A-3 or Not Rated by either S&P or Moody’s	Below A-3 or Not Rated by either S&P or Moody’s	3.00%

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) if any Obligor is a Non-Rated Obligor, the applicable Concentration Limit shall be the one set forth in the last line of the table above, and (iii) upon Seller’s request from time to time, the Purchaser, in their sole discretion, may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by the Purchaser upon not less than five (5) Business Days’ written notice to Seller and the Purchaser.

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~~“Conforming Election” has the meaning set out in Section 8.3(i)(i).~~

“Conforming Changes” means, with respect to either the use or administration  of Daily One Month Term SOFR or the use, administration, adoption or implementation  of  any Benchmark   Replacement,  any  technical,  administrative   or  operational changes(including changes to the definition  of  “Alternate  Base  Rate,”  the  definition  of  “Business  Day,”  the definition of “U.S. Government Securities Business Day,” the definition of “Discount Period” or any similar or analogous definition (or the addition of a concept of “Discount Period”), timing and frequency of determining rates and making payments of interest, timing of investment requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 8.3 or  Section  8.7  and  other  technical,  administrative  or operational matters)thatthePurchaserdecidesmay  beappropriatetoreflectthe adoption and implementation of any such rate or to permit the use and administration thereof by the Purchaser in a manner substantially consistent with market practice (or, if the Purchaser decides that adoption of any portion of such market practice is not administratively feasible or if the Purchaser determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Purchaser decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, Invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Control Agreement” means an agreement, in form reasonably acceptable to the Purchaser, in which a Collection Bank agrees to take instructions from the Purchaser, either directly or as assignee of Seller, with respect to the disposition of funds in a Collection Account without further consent of any applicable Seller Party or any Originator; provided, however, that any such agreement shall allow a Seller Party or an Originator to give instructions with respect to such Collection Account prior to delivery of a Collection Notice.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

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“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

“Current Receivables-to-Sales Ratio” means, as of any date of determination, the ratio as of the most recent Cut-Off Date, of Current Receivables to Current Sales.

“Current Receivables” means, as of any Cut-Off Date, the aggregate Outstanding Balance of Receivables as to which no payment, or part thereof, remains unpaid on or after the due original due date.

“Current Sales” means, as of any Cut-Off Date, the aggregate sales generated by the Originators during the month ending on such Cut-Off Date.

“Cut-Off Date” means for any Servicer Report or monthly computation, the last day of the most recent Calculation Period.

“Daily ~~Simple~~One Month Term SOFR” means, for any day, the Term SOFR~~, with the conventions for this rate (which will include a lookback) being established by the Purchaser in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bi-lateral business loans or trade receivables securitizations; provided that if the Purchaser decides that any such convention is not administratively feasible for the Purchaser, then the Purchaser may establish another convention in its reasonable discretion.~~ Reference Rate for a tenor of one-month on such day, or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day (such day, the “Daily One Month Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Daily One Month Term SOFR Determination Day the Term SOFR Reference Rate for one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Daily One Month Term SOFR will be the Term SOFR Reference Rate for one month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Daily One Month Term SOFR Determination Day; provided, further, that if Daily One Month Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Daily One Month Term SOFR shall be deemed to be the Floor.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (a) 91, multiplied by (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Debt” has the meaning specified in the Senior Credit Agreement.

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“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection of a Receivable if any Dilution occurs with respect to such Receivable. The amount of the Collection which Seller shall be deemed to have received shall equal, in the case of clauses (a)-(d) of the definition of “Dilution,” the amount by which the Outstanding Balance of such Receivable was reduced as a result thereof and, in the case of clause (e) of the definition of “Dilution,” the Outstanding Balance of such Receivable.

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originators during the last ~~four and one-half (4.5)~~Applicable Number of months ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date. (it being understood that if any Applicable Number is not a whole number, clause (i) of this definition shall be computed as 100% of the Originators’ aggregate sales during the number of months to the left of the decimal point in such Applicable Number, plus 50% of the aggregate sales generated in the next preceding month).

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the total amount of Receivables which became Defaulted Receivables during the month that includes such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the month occurring four (4) months prior to the month ending on such Cut-Off Date.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Receivable” means a Receivable: (a) as to which the Obligor thereof has suffered an Event of Bankruptcy; (b) which, consistent with the Originators’ credit and collection policies, should be written off as uncollectible; or (c) as to which any payment, or part thereof, remains unpaid for ninety-one (91) days or more from the original due date.

“Delinquency Ratio” means, at any time, a percentage equal to (a) the aggregate outstanding principal balance of all Receivables that were Delinquent Receivables at such time divided by (b) the aggregate outstanding principal balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for ninety-one (91) days or more from the original due date.

“Designated Funding Office” has the meaning set forth in Section 1.12.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dilution” means the amount of any reduction or cancellation of the Outstanding Balance of a Receivable due to (a) any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof (other than as a result of any Collections), or as a result of any governmental or regulatory action, (b) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (c) any warranty claim, rebate or refund, (d) any misstatement of the amount thereof, or (e) any misrepresentation with respect to such Receivable under any of Section 3.1(m), Section 3.1(n), Section 3.1(p), Section 3.1(s), Section 3.1(t), Section 3.1(u) or Section 3.1(v); provided, however, that “Dilution” shall not include a credit memo where offset by a rebill or correction on the same day when the original due date is not extended and such re-bill or correction can be captured and reported.

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“Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (a) the aggregate sales generated by the Originators during the two (2) months ending on such Cut-Off Date, by (b) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of decreases in outstanding principal balances due to Dilution during the month ending on such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the Calculation Period ending two (2) months prior to such Cut-Off Date.

“Dilution Reserve” means, for any month, the product (expressed as a percentage) of: (a) the sum of (i) 2.0 times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means, at any time, the product (expressed as a percentage) of (i) the difference between (a) the highest three-month rolling average Dilution Ratio over the 12-month period then most recently ended and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Disclosed Information” has the meaning set forth in Section 11.5.

“Discount” means for each day, an amount equal to the product of the applicable Discount Rate multiplied by the Capital outstanding, annualized on a 360-day basis.

~~“Discount Rate” means LMIR (or, solely in the instances set forth in Sections 8.3(h) and 8.3(i), the Benchmark Replacement or the Alternate Base Rate, as applicable).~~

“Discount Period” means, with respect to the Purchaser’s Capital (or any portion thereof), (a) before the Amortization Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by the Purchaser to the Seller pursuant to Section 1.3 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the last day of the applicable Calculation Period and (ii) thereafter, each Calculation Period and (b) on and after the Amortization Date, such period (including a period of one day) as shall be selected from time to time by the Purchaser or, in the absence of any such selection, each Calculation Period.

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“Discount Rate” means, for any day in any Discount Period for the Purchaser’s Capital (or any portion thereof), the sum of Adjusted Daily One Month Term SOFR plus the Applicable Margin; provided that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by Applicable Law; and provided, further, that Discount for the Capital (or such portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Discount Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date (without taking into account any Applicable Margin) times (iii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

“Dollar” or “$” means United States dollars.

“Dominion Date” means the date on which the Purchaser delivers to any Collection Bank(s) a Collection Notice pursuant to Section 6.4.

~~“Early Opt-in Election” means, if the then-current Benchmark is 1-month USD LIBOR, the occurrence of:~~

~~(a)          a notification by the Purchaser to the Seller Parties (or a request by the Seller Parties to the Purchaser to confirm) that at least five currently outstanding Dollar-denominated bi-lateral trade receivables securitization facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such bi-lateral trade receivables securitization facilities are identified in such notice or confirmation and are publicly available for review), and~~

~~(b)          the joint election by the Purchaser and Seller to trigger a fallback from 1-month USD LIBOR to the applicable Benchmark Replacement and the provision by the Purchaser of written notice of such election to the Servicer.~~

“Eligible Assignee” means any bank or other financial institution having a combined capital and surplus of at least $1,000,000,000.

“Eligible Receivable” means a Receivable:

(a)          the Obligor of which (i) is not a Sanctioned Person, nor Invoiced at an address in a Sanctioned Country, (ii) is not an Affiliate of any Originator or the Performance Guarantor, (iii) is not a government or a governmental subdivision or agency (unless the Assignment of Claims Act of 1940, as amended, and any applicable state assignment of claims act, has been complied with), and (iv) is a resident of the United States of America or an Approved Foreign Jurisdiction; provided, however, that (A) in the case of Approved Foreign Obligors resident in a single Approved Foreign Jurisdiction, only the portion of their otherwise Eligible Receivables that does not exceed the applicable Approved Limit may be included as Eligible Receivables, and (B) in no event may the otherwise Eligible Receivables of all Approved Foreign Obligors considered in the aggregate exceed 25% of the total Outstanding Balance of all Receivables,

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(b)          which is not (i) a Delinquent Receivable, (ii) a Defaulted Receivable, or (iii) owing from an Obligor as to which more than 35% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

(c)          which has been invoiced and is due within ~~60~~120 days of the original Invoice date therefor, ~~provided that up to 30% of Eligible Receivables may be due on or within 61-120 days after the original Invoice date therefor,~~

(d)          which is an “account” or a “payment intangible” as defined in section 9-102 of the UCC of all applicable jurisdictions,

(e)          which is denominated and payable only in United States dollars to a Lock-Box or Collection Account located in the United States,

(f)          which arises under a Contract, an Invoice or other written contractual obligation which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law),

(g)          which arises under a Contract, Invoice or other written contractual obligation that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(h)        which, together with the Contract related thereto, does not contravene in any material respect any law, rule or regulation applicable thereto (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z, Regulation D and Regulation B of the Federal Reserve Board, and applicable judgments, decrees, injunctions, writs, orders, or line of action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(i)           which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,

(j)           which was generated in the ordinary course of the applicable Originator’s business,

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(k)          which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person that is not an Originator (in whole or in part),

(l)          which is not subject to (A) any right of rescission or set-off, or (B) any currently asserted counterclaim or other defense (including defenses arising out of violation of usury laws) or any other Lien of the applicable Obligor against the applicable Originator (i.e., the Obligor with the right, claim or defense has such right claim or defense directly against the Originator rather than against an Affiliate of such Originator), and the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which gave rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that (1) if such rescission, set-off, counterclaim, defense or repurchase right affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected (i.e., the amount of the outstanding claim or the amount the Obligor is entitled to set-off against the applicable Originator based on the amount which such Originator owes the applicable Obligor) would be netted against the applicable Receivable, but the excess of the Receivable over such outstanding claim or set-off would be included as an Eligible Receivable), (2) Receivables of any Obligor which has any accounts payable from the applicable Originator (thus giving rise to a potential offset against such Obligor’s Receivables) may be treated as Eligible Receivable to the extent that such Obligor has agreed pursuant to a written agreement in form and substance satisfactory to the Purchaser, that such Receivable shall not be subject to such offset, and (3) (i) unless and until the Purchaser gives the Seller at least ten (10) Business Days’ prior written notice to the contrary, no deduction shall be required to be made under this clause (l) for amounts secured by the PACA Trust, and (ii) any such deduction shall be limited to amounts outstanding to beneficiaries of the PACA Trust and which are secured by the PACA Trust as of the date of such written notice,

(m)          as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(n)          as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly or indirectly to Seller pursuant to the Sale Agreement, and Seller has good and marketable title thereto free and clear of any Lien (other than Liens in favor of the Purchaser created pursuant to the Transaction Documents), and

(o)          is required to be paid to a Lock-Box or Collection Account that is subject to a Control Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with STC, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“Event of Bankruptcy” means, with respect to any Person, that such Person becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or such Person applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Person or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such Person or for a substantial part of the property of any thereof and, unless such Person is Seller, is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of such Person, and if such case or proceeding is not commenced by such Person, it is consented to or acquiesced in by such Person, or, unless such Person is Seller, remains for 60 days undismissed; such Person takes any action to authorize, or in furtherance of, any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Obligor” means, for each applicable Originator as of any date of determination, each Obligor identified to the right of such Originator’s name in the table on Schedule C hereto, as such Schedule may be updated from time to time after October 1, 2020 with the written consent of the Seller and the Purchaser; provided, however, that (a) prior to any Obligor’s becoming an Excluded Obligor, the Servicer or the applicable Originator (i) shall have given the Purchaser not less than 30 days’ prior written notice of the effective date of such change and (ii) shall have instructed such Obligor in writing (confirmed by telephone call) to remit payments on its payables to such Originator to an address or account other than a Lock-Box or Lock-Box Account, (b) not less than 3 Business Days prior to any Obligor’s being added as an Excluded Obligor on an updated Schedule C, the Seller shall have delivered to the Purchaser a certificate to the effect that (i) immediately before and after giving effect to adding such Excluded Obligor, the Purchased Asset Coverage Percentage does not exceed 100%, and (ii) immediately before and after giving effect to adding such Excluded Obligor, no Amortization Event or Potential Amortization Event exists, and attaching the proposed revised Schedule C, and (c) no consent of the Seller or the Purchaser will be required if ~~(i)~~ the average Outstanding Balance of the Receivables of any proposed individual Excluded Obligor and its Affiliates during the 3 months then most recently ended is not more than 2% of the total Outstanding Balance of all Receivables as of the last day of the month then most recently ended ~~and (ii) the aggregate  Outstanding Balance of Receivables of all Obligors who become Excluded Obligors is not more than 6% of the average aggregate Outstanding Balance of all Receivables as of last day of each month beginning on or after October 1, 2019 and ending on October 1, 2020.~~.

“Excluded Receivable” means any indebtedness or right to payment owing from an Excluded Obligor to the Originator or Originators specified on Schedule C hereto, as updated from time to time in accordance with the definition of “Excluded Obligor”.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Recipient or required to be withheld or deducted from a payment to the Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Recipient being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of the Purchaser with respect to an interest in a Receivable or the Commitment pursuant to a law in effect on the date on which (i) the Purchaser acquires such interest in the Receivable or the Commitment, or (ii) the Purchaser changes its Funding Office, (c) Taxes attributable to the Purchaser’s failure to comply with Section ~~8.5~~8.6(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Account” means Seller’s account no. 4121091490 at Wells Fargo Bank, 420 Montgomery Street, San Francisco, CA, ABA No. 121-000-248, Account Name:  Sensient Receivables LLC, or such other account as may be designated by Seller in writing from time to time.

“Facility Limit” means $~~30,000,000~~85,000,000, as such amount may be amended from time to time in accordance with this Agreement.

“Facility Termination Date” means the earlier of (i) ~~October 1~~August 31, ~~2022~~2023, and (ii) the Amortization Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreement entered into by the United States in connection with the implementation of such Sections of the Code.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended, and any successor statute thereto.

“Federal Funds Rate” means, for any day, the rate per annum determined by the Federal Reserve Bank of New York based on federal funds transactions on such day (or, if such day is not a Business Day, for the immediately preceding Business Day) and published as the federal funds effective rate by the Federal Reserve Bank of New York on the Business Day next succeeding such day, or, if such rate is not so published for any day that is a Business Day, the rate otherwise established by the Lender in any reasonable manner as the rate per annum applicable to federal funds transactions.

“Fee Letter” means that certain Fifth Amended and Restated Fee Letter, dated as of ~~October 3~~August 31, ~~2016~~2022, by and between Seller and the Purchaser, as the same may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Fees” means, collectively, any fees payable pursuant to the Fee Letter.

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“Final Payout Date” means the date when all Collections have been applied to payment of the Aggregate Unpaids and the Commitment has terminated.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Covenant” means any of STC’s obligations set forth in Sections 6.8, 6.9 or 6.13 of the Senior Credit Agreement as in effect on the date hereof or as amended hereafter with the written consent of the Purchaser in its capacity as such hereunder.

“Floor” means ~~0% per annum~~a rate of interest equal to 0.0%.

“Funding Office” means, as to the Purchaser, its office(s) identified in its address for notices set forth below its signature hereto, or such other office or offices as the Purchaser may from time to time notify Seller, which office may include any Affiliate of the Purchaser or any domestic or foreign branch of the Purchaser or such Affiliate.

“GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of STC referred to in Section 3.2(a), except for changes concurred in by STC’s independent public accountants and disclosed in STC’s financial statements or the notes thereto.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

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“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document.

“Independent Manager” means a manager of Seller who shall be a natural person who (a) shall not have been at the time of such person’s appointment or at any time during the preceding five (5) years and shall not be as long as such person is a manager of Seller: (i) a manager, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “STC Group”):  the Performance Guarantor, the Servicer, any Originator, or any of  their respective Affiliates (other than Seller or another special purpose entity which is an Affiliate of the Performance Guarantor), (ii) a supplier to any of the STC Group or Seller, (iii) the beneficial owner (at the time of such individual’s appointment as an Independent Manager or at any time thereafter while serving as an Independent Manager) of any of the outstanding membership or other equity interests of Seller or any of the STC Group having general voting rights, (iv) a Person controlling or under common control with any manager, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the STC Group or Seller, or (v) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the STC Group or Seller; (b) has not less than three (3) years of experience in serving as an independent director or independent manager for special purpose vehicles engaged in securitization and/or structured financing transactions; and (c) is employed by Global Securitization Services, LLC, Lord Securities Corporation, AMACAR Group LLC, CT Corporation, National Corporate Research, Ltd., Corporation Service Company, such other Person that provides independent director or independent manager services for special purpose vehicles engaged in securitization and/or structured financing transactions in the ordinary course of its business, and their respective successors. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

“Investment Date” means the Business Day on which a Cash Investment is (or will be) funded.

“Investment Excess” means, on any Business Day, that (a) the aggregate Capital outstanding hereunder exceeds the Commitment, or (b) the Purchased Assets Coverage Percentage shall exceed 100%.

“Invoice” means any bill, statement or invoice evidencing any Receivable.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

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~~“LIBOR Market Index Rate” means, for any day, the 1-month USD LIBOR as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars (the “Designated LIBOR Page”), as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Purchaser from another recognized source for interbank quotation), in each case, changing when and as such rate changes. If the LIBOR Market Index Rate for any day cannot be determined in accordance with the preceding sentence, then the LIBOR Market Index Rate for such day will be the 1-month USD LIBOR for the most recent day on which such rate was reported on the Designated LIBOR Page. If 1-month USD LIBOR as so reported is less than the Floor, it shall nevertheless be deemed to be the Floor for all purposes of the Transaction Documents.~~

“Lien” means any mortgage, deed of trust, lien, pledge, Security Interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease (as defined in the Senior Credit Agreement), title retention contract or similar agreement.

“Liquidation Period” means the period beginning on the Facility Termination Date and ending on the date thereafter when all Aggregate Unpaids have been paid in full and all Commitments have been terminated.

~~“LMIR” means, on any date of determination, a rate per annum equal to the sum of (a) the LIBOR Market Index Rate plus (b) the Applicable Margin.~~

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Control Agreement ~~on or before November 3, 2016~~ has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Lock-Box Account” means any demand deposit account or similar account into which items deposited in any Lock-Box are cleared or otherwise deposited for collection and which is listed on Exhibit IV.

“London Banking Day” means any day on which dealings in United States dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.0 times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

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“Material Adverse Effect” means a material adverse change in or effect on (a) the business, condition (financial or otherwise) or operations of (i) Seller, or (ii) Performance Guarantor and its Subsidiaries, taken as a whole, (b) the ability of any Seller Party or the Performance Guarantor to perform its obligations under the Transaction Documents to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Transaction Document, (d) the Purchaser’s interest in any substantial portion of the Purchased Assets, or (e) the collectability of any substantial portion of the Receivables.

“Material Part of the Assets” has the meaning set forth in the Senior Credit Agreement.

“Monthly Reporting Date” means the 15th day of each month after the Closing Date (or, if any such day is not a Business Day, the next succeeding Business Day thereafter).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Event” has the meaning set forth in the Senior Credit Agreement.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time minus the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit or Special Concentration Limit for such Obligor or type of Obligor.

“Non-Rated Obligor” means any Obligor rated below A-3 or P-3 by S&P or Moody’s, respectively, or which is not rated by both S&P and Moody’s.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

~~“1-month USD LIBOR” means the London interbank offered rate for deposits in United Stated dollars for a 1-month period.~~

“Organizational Document” means, (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Originator” has the meaning specified in the Sale Agreement.

~~“Other Benchmark Rate Election” means, if the then-current Benchmark is 1-month USD LIBOR, the occurrence of:~~

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~~(a)          a notification by the Purchaser to the Seller Parties that at least five currently outstanding Dollar-denominated bi-lateral business loans or trade receivables securitization facilities at such time contain (as a result of amendment or as originally executed), in lieu of a 1-month USD LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such bi-lateral business loans or trade receivables securitization facilities are identified in such notice and are publicly available for review), and~~

~~(b)          the joint election by the Purchaser and Seller to trigger a fallback from 1-month USD LIBOR to such term benchmark rate and the provision by the Purchaser of written notice of such election to the Servicer.~~

“Other Connection Taxes” means, with respect to the Recipient, Taxes imposed as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising solely from the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Security Interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Purchased Asset, Security Interest or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest  under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“PACA” means the Perishable Agricultural Commodities Act, 1930, 7 U.S.C. §§ 499a et seq., as amended from time to time, and all regulations promulgated pursuant thereto.

“PACA Trust” means the trust created pursuant to Section 499e(c) of PACA.

“Participant” has the meaning set forth in Section 9.2.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended from time to time.

“Payment Date” means (a) the 5th day of each month after the Closing Date (or, if any such day is not a Business Day, the next succeeding Business Day thereafter), or (b) during the Liquidation Period, such other Business Day as may be designated by the Purchaser.

“Pension Plan” has the meaning specified in the Senior Credit Agreement.

“Performance Guarantor” means STC and its successors and permitted assigns.

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“Performance Undertaking” means the Performance Undertaking, dated as of October 3, 2016, by the Performance Guarantor in favor of Seller, substantially in the form of Exhibit VII hereto.

“Permitted Lien” means with respect to any Person or its assets, Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which such Person maintains adequate reserves.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” has the meaning set forth in the Senior Credit Agreement.

“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Purchaser as its prime rate. Each change in the Prime Rate shall be effective  as of the opening of business on the day such change in such prime rate occurs. The prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to the Purchaser’s customers or to other banks.

“Proposed Reduction Date” has the meaning set forth in Section 1.4(a).

“Purchased Assets” has the meaning set forth in Section 1.2(a).

“Purchased Assets Coverage Percentage” means, at any time and subject to Section 1.5 of the Agreement, the percentage computed as:

“Purchaser”        has the meaning set forth in the preamble to this Agreement and shall include such Person’s respective successors and permitted assigns.

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“Purchaser’s Account” means Wells’ account no. 37235547964503331 at Wells Fargo Bank, National Association, 420 Montgomery Street, San Francisco, CA, ABA No. 121-000-248, Reference: Sensient Receivables LLC, or any other account or accounts as the Purchaser may indicate in writing to Seller and the Servicer from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Receivable” means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Transaction  Documents) to an Originator, whether constituting an account, chattel paper, an instrument, an intangible or a general intangible under the UCC, arising from the sale of goods or provision of services by an Originator and includes, without limitation, the obligation to pay any applicable Finance Charges with respect thereto; provided, however, that the term “Receivable” shall not include any Excluded Receivable. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction. Indebtedness,  rights or obligations referred to in  the immediately preceding sentence shall be a Receivable regardless of whether the Obligor, the applicable Originator or the Seller treats such indebtedness, rights or obligations as a separate payment obligation.

“Recipient” means the Purchaser.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

~~“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is 1-month USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) Business Days preceding the date of such setting, and (2) if such Benchmark is not 1-month USD LIBOR, the time determined by the Purchaser in its reasonable discretion.~~

“Reinvestment” has the meaning set forth in Section 2.1(c).

“Related Security” means, with respect to any Receivable:

(i)          all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

(ii)          all other Security Interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

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(iii)        all guaranties, letters of credit, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv)         all service contracts and other contracts and agreements associated with such Receivable,

(v)          all Records related to such Receivable,

(vi)         all of the applicable Originator’s right, title and interest in each Lock-Box, each Lock-Box Account and each Collection Account, and

(vii)        all proceeds of any of the foregoing.

When used in this Agreement, the term “Related Security” shall also include all right, title and interest of Seller in, to and under the Sale Agreement and the Performance Undertaking, and the proceeds of the foregoing.

“Relevant Governmental Body” means the Federal Reserve Board ~~and/~~or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board ~~and/~~or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” has the meaning set forth in the Senior Credit Agreement.

“Required Amounts” means, on any date of determination, (i) all accrued and unpaid Servicing Fees that are then due and owing to the Servicer, (ii) all out-of-pocket expenses that are then due and owing to the Purchaser under Section ~~8.4~~8.5 and not otherwise paid by Seller, (iii) all Indemnified Taxes that are then due and owing and not otherwise paid by Seller, (iv) all accrued and unpaid Discount then due and owing on the Cash Investments, including any previously accrued Discount that was not paid on the applicable prior Payment Date, and (v) all Fees accrued during the Calculation Period (or portion thereof) then most recently ended, plus any previously accrued Fees not paid on a prior Payment Date.

“Required Reserve” means, on any day during a month, the product of (a) the greater of (i) the sum of the Required Reserve Factor Floor, the Discount Reserve and the Servicing Reserve, and (ii) the sum of the Loss Reserve, the Discount Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.

“Required Reserve Factor Floor” means, for any month, the sum (expressed as a percentage) of (a) 12%, plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

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“Responsible Officer” means, in respect of any Seller Party, the chief financial officer, controller, chief accounting officer or treasurer thereof and any other officer or employee of such Seller Party, as applicable, so designated by any of the foregoing officers in a written notice to the Purchaser. Any document delivered hereunder that is signed by a Responsible Officer of a Seller Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Seller Party, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Seller Party, as applicable.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any membership interest of any class of Seller now or hereafter outstanding, except a dividend payable solely in membership interests of Seller of that class or any junior class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any membership interest of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).

“Review” shall have the meaning specified in Section 5.1(i) of this Agreement.

“Revolving Purchase Period” means the period from and after the Closing Date to but excluding the Facility Termination Date.

“Sale Agreement” means that certain Receivables Sale Agreement, dated as of October 3, 2016, by and between the Originators, as sellers, and Seller, as buyer, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC  and  available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s, a Standard & Poor’s Business Services LLC business.

“SEC” means the Securities and Exchange Commission (or any successor thereto).

“Second Amendment Effective Date” means June 29, 2018.

“Security Interest” has the meaning provided in Section 1-201(37) (or any successor section) of the UCC.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Party” means each of (a) Seller, (b) at any time while STC or one of its Subsidiaries is acting as Servicer, Servicer, and (c) at any time while any Affiliate of STC is acting as a Sub-Servicer, such Sub-Servicer.

“Senior Credit Agreement” means that certain Amended and Restated Credit Agreement, effective as of October 24, 2014, by and among STC and certain of its Subsidiaries, as Borrowers, Wells Fargo Bank, National Association as Administrative Agent, KeyBank National Association, as Syndication Agent, Bank of America, N.A., HSBC Bank USA, National Association, PNC Bank, National Association and TD Bank, N.A., as Co-Documentation Agents, the other financial institutions from time to time party thereto, and KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Runners, as the same may be amended, restated, refinanced or otherwise modified from time to time.

“Servicer” means at any time the Person (which may be the Purchaser) then authorized pursuant to Article VI to service, administer and collect the Receivables.

“Servicer Termination Event” has the meaning set forth in Section 6.1(a).

“Servicer Report” means a report in substantially the form of Exhibit VI hereto duly completed by the Servicer.

“Servicing Fee” has the meaning set forth in Section 6.7.

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“Servicing Reserve” means, the product (expressed as a percentage) of (a) 1.0% times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.

“SOFR” means~~, with respect to any Business Day,~~ a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

~~“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

“Solvent” means, on any date of determination, that (i) the present fair saleable value of the present assets of Seller exceed the Debt (including contingent liabilities) of Seller; (ii) the capital of Seller is not unreasonably small in relation to its business as contemplated on such date; (iii) Seller has not incurred and does not intend to incur or believe that it will incur, Debt (including current obligations), beyond its ability to pay such Debt as it becomes due (whether at maturity or otherwise) and (iv) Seller is “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“STC” has the meaning specified in the preamble to this Agreement.

“Subordinated Note” has the meaning set forth in the Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 6.1(b).

“Subsidiary” means (a) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by STC, by STC and one or more other Subsidiaries, or by one or more other Subsidiaries, (b) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned by STC, by STC and one or more other Subsidiaries, or by one or more other Subsidiaries, and (c) any limited liability company or other form of business organization the effective control of which is held by STC, STC and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Swap Contract” shall have the meaning set forth in the Senior Credit Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term SOFR Adjustment” means, for any calculation with respect to any Investment, a percentage per annum equal to 0.10%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Purchaser in its reasonable discretion).

“Term SOFR~~” means, for the applicable Corresponding Tenor as of the applicable Reference Time,~~ Reference Rate” means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

~~“Term SOFR Notice” means a notification by the Purchaser to the Seller Parties of the occurrence of a Term SOFR Transition Event.~~

~~“Term SOFR Transition Event” means the determination by the Purchaser that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Purchaser and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, (and for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with  Section 8.3(i) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.~~

“Total Funded Debt” shall have the meaning set forth in the Senior Credit Agreement.

“Transaction Documents” means, collectively, this Agreement, each Cash Investment Notice, the Performance Undertaking, the Sale Agreement, each Control Agreement (when duly executed), the Fee Letter, each Subordinated Note issued pursuant to the Sale Agreement, and all other instruments, documents and agreements required to be executed and delivered pursuant hereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Undivided Interest” has the meaning set forth in Section 1.2(a).

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Welfare Plan” has the meaning set forth in the Senior Credit Agreement.

“Withholding Agent” means any Seller Party and the Purchaser.

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